SPROTT-SHAW DEGREE COLLEGE CORP. (“Purchaser”)

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S.L.D. ENTERPRISES INC.  (“SLD”)

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3631 INVESTMENTS LTD.  (“ 3631”)

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0522645 B.C. LTD.  (“522”)

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CCS – THE CAREER COACHING CENTRE INC. (“CCS”)

(collectively, SLD, 3631, 522 and CCS are the “Vendors”)

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DEAN DUPERRON  (“Dean”)

SHERRI DUPERRON  (“Sherri”)

(collectively Sherri and Dean are the “Covenantors”)

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CIBT EDUCATION GROUP INC.  (“CIBT”)

ASSET PURCHASE AGREEMENT

December 17, 2007

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION

1.1                  Defined Terms
1.2                  Knowledge
1.3                  Including
1.4                  Schedules
1.5                  Currency
1.6                  Choice of Law
1.7                  Interpretation Not Affected by Headings or Party Drafting
1.8                  Number and Gender
1.9                  Time of Essence
1.10                Statutes

ARTICLE 2 PURCHASE AND SALE

2.1                  Purchase and Sale
2.2                  Purchase Price
2.3                  Allocation of the Purchase Price
2.4                  Payment of Purchase Price
2.5                  Assumed Liabilities
2.6                  Non-Compete Filing
2.7                  Deposit
2.8                  Adjustment based on Negative Working Capital
2.9                  Post Closing Payments
2.10                Calculation of EBITDA
2.11                Audit of Post Closing Group Statements
2.12                Audit of Closing Date Statements
2.13                Employees and Contractors
2.14                Non-Assignable Contracts and Licenses

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

3.1                  Representations and Warranties of the Vendors and the Covenantors
3.2                  Representations and Warranties of the Purchaser
3.3                  Survival of Representations and Warranties
3.4                  Minority Partnerships

ARTICLE 4 VENDORS’ OBLIGATIONS PRIOR TO CLOSING

4.1                  Vendors’ Obligations

ARTICLE 5 CLOSING

5.1                  Closing
5.2                  Delivery of Documents
5.3                  Preparation of Documents
5.4                  Deliver to Escrow Agent
5.5                  Purchaser’s Obligation to Close
5.6                  Conditions for the Benefit of the Vendors
5.7                  Elections
5.8                  Provincial Sales Tax
5.9                  Vendors’ and Dean’s Cooperation Following Closing

ARTICLE 6 INDEMNIFICATION

6.1                  Indemnity
6.2                  Procedures Relating to Indemnity Claims
6.3                  Right to Contest
6.4                  Exclusive Remedy
6.5                  Calculation and Adjustments
6.6                  Subrogation
6.7                  Mitigation
6.8                  Limitations on Indemnity

ARTICLE 7 ARBITRATION

7.1                  Reasonable Commercial Efforts to Settle Disputes
7.2                  Arbitration

ARTICLE 8 GENERAL PROVISIONS

8.1                  Public Disclosure
8.2                  Further Assurances
8.3                  Remedies Cumulative
8.4                  Notices
8.5                  Counterparts
8.6                  Legal and Other Professional Fees
8.7                  Assignment
8.8                  Personal Data
8.9                  Successors and Assigns
8.10                Entire Agreement
8.11                Waiver
8.12                Amendments
8.13                Survival
8.14                Guarantee by CIBT

SCHEDULES

Escrow Agreement                                                                         Schedule 1.1(dd)

MAE Courses                                                                                Schedule 1.1(fff)

MAE Degrees                                                                                Schedule 1.1(ggg)

Negative Working Capital Calculation                                               Schedule 1.1(mmm)

Partnerships                                                                                  Schedule 1.1(qqq)

PCTIA Courses                                                                              Schedule 1.1(ttt)

Permitted Encumbrances                                                                Schedule 1.1(uuu)

Purchased Assets                                                                          Schedule 1.1(yyy)

Trust Agreement                                                                             Schedule 1.1 (ffff)

Non-Competition and Confidentiality Agreement                                 Schedule 2.6

Partnerships or Joint Ventures                                                         Schedule 3.1(g)

Jurisdictions and Licenses                                                              Schedule 3.1(h)(i)

Consents                                                                                       Schedule 3.1(i)

Absence of Certain Changes or Events                                             Schedule 3.1(o)

Commitments for Capital Expenditures                                             Schedule 3.1(p)

Tax Matters                                                                                   Schedule 3.1(q)

Litigation                                                                                        Schedule 3.1(r)

Environmental Matters                                                                    Schedule 3.1(s)

Leased Premises                                                                           Schedule 3.1(t)

Lease of Personal Property                                                             Schedule 3.1(w)

Intellectual Property                                                                        Schedule 3.1(x)

Guarantees                                                                                    Schedule 3.1(z)

Licenses, Agency, Distribution and Royalty Agreements                    Schedule 3.1(aa)

Educational Accreditations and Approvals                                         Schedule 3.1(bb)

Student Loans                                                                                Schedule 3.1(dd)

Outstanding Agreements                                                                 Schedule 3.1(ee)

Employees and Contractors                                                            Schedule 3.1(gg)

Employee and Contractor Agreements                                             Schedule 3.1(hh)

Labour Matters and Employment Standards                                     Schedule 3.1(ii)

Employee Plans                                                                             Schedule 3.1(jj)

Insurance                                                                                      Schedule 3.1(kk)

Non-Arm’s Length Matters                                                               Schedule 3.1(ll)

Forecast                                                                                        Schedule 4.1(a)

Employment Agreement of Dean                                                      Schedule 5.2(h)

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made effective the 17th day of December, 2007.

BETWEEN:

SPROTT-SHAW DEGREE COLLEGE CORP.

(“Purchaser”)

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S.L.D.  ENTERPRISES INC.  (“SLD”)

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3631 INVESTMENTS LTD.  (“3631”)

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0522645 B.C. LTD.  (“522”)

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CCS – THE CAREER COACHING CENTRE INC.  ("CCS")

 (collectively, SLD, 3631, 522 and CCS are the “Vendors”)

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DEAN DUPERRON  (“Dean”)

SHERRI DUPERRON  (“Sherri”)

(collectively, Dean and Sherri are the “Covenantors”)

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CIBT EDUCATION GROUP INC.  (“CIBT”)

WHEREAS:

A.
KTB Holdings Ltd. ("Sherri Holdco") is the legal and beneficial owner of all the issued and outstanding common shares in the capital of SLD (the “SLD Shares”) and Sherri is the legal and beneficial owner of all of the issued and outstanding common  shares in the capital of Sherri Holdco. 542085 B.C. Ltd. ("Dean Holdco") is the legal and beneficial owner of all of the issued and outstanding common shares in the capital of 3631 and Dean is the legal and beneficial owner of all of the shares of Dean Holdco.

B.	SLD, 3631 and 522 are partners of partnerships (which are herein defined as the “Partnerships”) which carry on the business of Sprott-Shaw Community Colleges in locations identified herein.

C.
505918 B.C. Ltd., Sprott-Shaw Community College Ltd. (“SSCC”), 522, Sprott-Shaw College of Business (Victoria) Ltd. (“VictoriaCo”), and 523657 B.C. Ltd. (“523657”) (together the “Target Subsidiaries”) are wholly owned subsidiaries of SLD and 3631.

D.	The Purchaser wishes to purchase and the Vendors wish to sell to the Purchaser, the Purchased Assets (as defined herein) on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the respective covenants, agreements, representations, warranties and indemnities herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Defined Terms

Whenever used in this Agreement, including the Schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and terms will have the indicated meanings and grammatical variations of such words and terms will have corresponding meanings:

(a)	“Accounts Receivable” means all accounts receivable, book debts and other debts due or accruing due to the Group;

(b)	“Act” means the Business Corporations Act (British Columbia);

(c)	“Affiliate” has the meaning ascribed thereto in the Act;

(d)
“Approvals” means all required approvals for this transaction from all British Columbia regulatory and governing bodies currently having authority over the Business including without limitation Approvals from the British Columbia Ministry of Advanced Education and the Private Career Training Institutions Agency;

(e)	“arm’s length” shall have the meaning normally ascribed to such a term under the ITA;

(f)
“Assumed Liabilities” means only the liabilities and obligations of the Vendors and the Group relating to the operations of the Business in the Ordinary Course excluding long term debt and any current portion of long term debt  except as set out in the calculations of Negative Working Capital attached hereto as Schedule 1.1(mmm), Government Charges arising from any event or matter prior to Closing and all other liabilities or obligations except as otherwise expressly set forth herein and expressly assumed by the Purchaser;

(g)
“Authorization” means, with respect to any Person, any filing with or notification to, or order, permit, approval, consent, waiver, license, registration, clearance or similar authorization of any Government Agency having jurisdiction over the Person;

(h)
“Business” means the business and undertaking of the Vendors and the Group consisting of the operations of the Sprott-Shaw campuses by the Partnerships as shown on Schedule 1.1(ggg) and the operations of CCS which provides employment assistance programs;

(i)	“Business Day” means any day other than a day which is a Saturday, a Sunday or a day on which banks in Vancouver, British Columbia are not generally open for business;

(j)
“Claims” means, in respect of any matter, all claims, liabilities, demands, costs, damages, assessments, expenses, losses, suits, orders, actions, proceedings (governmental, administrative or otherwise), judgments, reviews, inquiries, investigations, audits, obligations and debts, including interest, penalties, fines, court costs and legal and other professional fees and disbursements, arising directly or indirectly as a consequence of such matter;

(k)	“Closing” has the meaning ascribed thereto in Section 5.1;

(l)	“Closing Date” means December 17, 2007 or such other date as the parties may agree upon in writing;

(m)
“Closing Date Statements” means the unaudited consolidated financial statements of the Group prepared by the Vendors according to notice to reader standard covering the period from August 31, 2007 to the Closing Date;

(n)	“Closing Time” means 11:00 a.m. (Vancouver time) on the Closing Date or such other time on the Closing Date as the parties may agree;

(o)	“Condition” means, with respect to any Person, the condition of the assets, liabilities, operations, activities, earnings, prospects, affairs and financial position of the Person;

(p)	“Contract” means any agreement, indenture, contract, lease, deed of trust, license, option, certificate, instrument or other commitment, whether written or oral;

(q)
“Contractors” means all persons providing services to the Vendors, the Group or any Person forming part of the Group, under an oral or written Contract for services which has been disclosed in writing to the Purchaser;

(r)	“Dispute” has the meaning ascribed thereto in Section 7.1;

(s)	“Earn Out” has the meaning ascribed thereto in Section 2.4(c);

(t)
“EBITDA” means net income or loss calculated in accordance with GAAP before interest, taxes, depreciation and amortization from the operations of the Business between September 1, 2007 and the Closing Date (the “Closing EBITDA”) and thereafter net income or loss calculated in accordance with GAAP from the operations of the business of the Purchaser, all of which shall be calculated from financial statements prepared in accordance with GAAP and subject to Section 2.10;

(u)
“Employee Plans” means all oral or written plans, arrangements, agreements, programs, policies, practices or undertakings, formal or informal, with respect to all of the current and/or former directors, officers, Employees, Contractors or agents of the Group or any person forming part of the Group which provide for or relate to:

(i)
bonus, profit sharing or deferred profit sharing, performance compensation, deferred or incentive compensation, share compensation, share purchase or share option purchase, share appreciation rights, phantom stock, vacation or vacation pay, sick pay, employee loans, or any other compensation in addition to salary (“Incentive Plans”);

(ii)
retirement or retirement savings, including, without limitation, registered or unregistered pension plans, pensions, supplemental pensions, registered retirement savings plans and retirement compensation arrangements (“Pension Plans”); or

(iii)
insured or self-insured benefits for or relating to income continuation or other benefits during absence from work (including short term disability, long term disability and workers compensation), hospitalization, health, welfare, legal costs or expenses, medical or dental treatments or expenses, life insurance, accident, death or survivor’s benefits, supplementary employment insurance, day care, tuition or professional commitments or expenses or similar employment benefits (“Benefit Plans”);

(v)
“Employees” means all employees of the Vendors, the Group or any Person forming part of the Group as disclosed in writing to the Purchaser other than changes occurring in the Ordinary Course after November 30, 2007;

(w)
“Encumbrances” means mortgages, charges, pledges, security interests, liens, encumbrances, actions, rights and claims, adverse interests, acquisition rights of third parties, demands and equities of any nature, whatsoever or howsoever arising, and any rights or privileges capable of becoming any of the foregoing;

(x)	“Environment” has the meaning ascribed thereto in Section 3.1(s);

(y)	“Environmental Laws” has the meaning ascribed thereto in Section 3.1(s);

(z)	“Environmental Permits” has the meaning ascribed thereto in Section 3.1(s);

(aa)
“Equipment Contracts” means motor vehicle leases, equipment leases, conditional sales contracts, title retention agreements and other similar agreements binding upon the Group relating to equipment and/or vehicles;

(bb)	“Escrow” means monies to be held by the Escrow Agent;

(cc)	“Escrow Agent” means the Purchaser’s Counsel, the escrow agent set out in the Escrow Agreement;

(dd)	“Escrow Agreement” means an agreement to be dated as of the Closing Date, executed by Purchaser, the Vendors and the Escrow Agent in the form attached hereto as Schedule 1.1(dd);

(ee)	“Escrow Money” has the meaning ascribed thereto in Section 2.4(b);

(ff)	“Financial Statements” means, collectively, the Group Statements and the Closing Date Statements;

(gg)
“generally accepted accounting principles” or “GAAP” means the accounting principles so prescribed, recommended or promulgated from time to time by the Canadian Institute of Chartered Accountants as contained in the CICA Handbook, which are applicable as at the date on which any calculation made hereunder is to be effective or as at the date of any financial statements referred to herein, as the case may be, and in the absence of a specific recommendation contained in the CICA Handbook, such accounting principles as are generally accepted in practice;

(hh)	“Government Agencies” means any federal, provincial, state, municipal, local or other government or governmental agency, board, commission or authority, domestic or foreign;

(ii)	“Government Assistance Programs” has the meaning ascribed thereto in Section 3.1(mm);

(jj)	“Governmental Charges” has the meaning ascribed thereto in Section 3.1(q);

(kk)	“Group” means the Target Subsidiaries and the Partnerships and, as used herein, means any one or more of the Persons forming the Group;

(ll)	“Group Interim Statements” means unaudited consolidated financial statements for the Group commencing September 1, 2007 and ending November 23, 2007;

(mm)	“Group Statements” means the audited consolidated financial statements of the Group together with all related notes thereto;

(nn)	“Hazardous Substance” has the meaning ascribed thereto in Section 3.1(s);

(oo)	“Indemnification Event” has the meaning ascribed thereto in Section 6.2;

(pp)	“Indemnified Party” has the meaning ascribed thereto in Section 6.2;

(qq)	“Indemnifying Party” has the meaning ascribed thereto in Section 6.2;

(rr)	“Independent Accountants” means Ernst & Young LLP or such other Canadian Chartered Accountants as may be retained by the Purchaser from time to time on behalf of the Group;

(ss)	“Insurance Benefits” has the meaning ascribed thereto in Section 6.5(a)(i);

(tt)	“IP Assets” means:

(i)	any and all IP Rights as set out in Part I of Schedule 3.1(x) (the “Owned IP”), and

(ii)
the rights of the Vendors and the Group in IP Rights that are not owned by the Vendors or the Group and that are used in the operation, conduct or maintenance of the Business, as it is currently and has historically been operated, conducted or maintained as set out in Part II of Schedule 3.1(x) (the “Licensed IP”),

including the IP Rights described in Schedule 3.1(x);

(uu)
“IP Rights” means any and all industrial or intellectual property (whether foreign or domestic, registered or unregistered) including without limitation: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof; (ii) all trade-marks, trade-names, trade dress, logos, business names, corporate names, domain names, uniform resource locators (URL’s) and the internet websites related thereto, and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) all industrial designs and all applications, registrations and renewals in connection therewith; (v) all proprietary, technical or confidential information, including all trade secrets, processes, procedures, know-how, show-how, formulae, methods, data, compilations, databases and the information contained therein; (vi) all computer software (including all source code, object code and related documentation); and (vii) any industrial or intellectual property that may exist, arise or be embodied in those items set out in Schedule 3.1(x) together with: (a) all copies and tangible embodiments of the foregoing (in whatever form or medium); (b) all improvements, modifications, translations, adaptations, refinements, derivations and combinations thereof; and (c) all intellectual property rights related thereto;

(vv)	“ITA” means the Income Tax Act (Canada), as amended;

(ww)	“Labour Representatives” has the meaning ascribed thereto in Section 3.1(ii);

(xx)
“Laws” means any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, guidelines, and general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which the word is used;

(yy)	“Leases” has the meaning ascribed thereto in Section 3.1(t);

(zz)	“Leased Premises” has the meaning ascribed thereto in Section 3.1(t);

(aaa)	“Letter of Intent” means the letter of intent dated September 27, 2007 between Dean, Sherri and CIBT as amended or extended from time to time;

(bbb)
“Licenses” means all licenses, permits, Authorizations, registrations, certificates, franchises and qualifications required to own properties and assets and carry on the business as presently conducted;

(ccc)
“Losses” means any and all net financial losses, damages, liabilities, obligations, penalties, encumbrances, assessments, costs and expenses sustained, suffered or incurred by the Party seeking indemnification as a direct result of any Indemnification Event;

(ddd)	“MAE Accreditation” means the accreditation by the British Columbia Ministry of Advanced Education (“MAE”) permitting the Group to offer the MAE Degree;

(eee)	“MAE Approvals” means approvals granted by MAE permitting the Group to offer the MAE Courses and to grant the MAE Degree;

(fff)	“MAE Courses” means those courses offered by Persons within the Group set out on Schedule 1.1(fff);

(ggg)	“MAE Degree” means the degree referred to on Schedule 1.1(ggg);

(hhh)
“Material Adverse Change” or “Material Adverse Effect” means, with respect to any Person, any change or effect (or any condition, event or development involving a prospective change or effect) in the business, operations, results of operations, assets, capitalization, financial condition, licenses, permits, concessions, rights, liabilities, prospects or privileges, whether contractual or otherwise, of a Person which is materially adverse to the business of that Person;

(iii)
“Material Contract” means a written Contract that would reasonably be expected to result in revenues or expenditures to the Group in any twelve month period after the Closing of $50,000 or more and which cannot be terminated with less than three months notice on a without penalty basis but excluding employment Contracts;

(jjj)	“Minority Partners” means the minority partners of the Minority Partnerships as set forth in Section 3.4;

(kkk)	“Minority Partners Rights” means the rights of the Minority Partners pursuant to the Minority Partnerships and the breach of any provision of the Minority Partnerships arising out of this Agreement;

(lll)	“Minority Partnerships” has the meaning ascribed thereto in Section 3.4;

(mmm)
“Negative Working Capital” means the amount by which the current liabilities, excluding the current portion of long term debt and capital leases, exceeds current assets, an example calculation of which is set forth in Schedule 1.1(mmm);

(nnn)
“Non-Competition and Confidentiality Agreement” means the non-competition and confidentiality agreement to be entered into on Closing Date by Sherri as the same may be amended, restated or otherwise modified from time to time;

(ooo)	“Ordinary Course”, in relation to any Person, refers to the business of such Person carried on in the regular and ordinary course, consistent with past practice.

(ppp)	“Parties” means the Purchaser, each of the Vendors, Dean, Sherri and CIBT, and “Party” means any one of them;

(qqq)	“Partnerships” means the partnerships set out on Schedule 1.1(qqq);

(rrr)	“PCTIA Accreditation” means accreditation by Private Career Training Institutions Agency (“PCTIA”) permitting the Group to offer the PCTIA Courses;

(sss)	“PCTIA Approvals” means the approvals granted by PCTIA to the Group to offer the PCTIA Courses;

(ttt)	“PCTIA Courses” means those courses offered by Persons within the Group set out on 1.1(ttt);

(uuu)
“Permitted Encumbrances” means the Encumbrances set forth in Schedule 1.1(uuu) and Encumbrances which are not of such nature as to materially , individually or in the aggregate, adversely effect the use of the property subject thereto;

(vvv)
“Person” includes any individual, corporation, limited liability company, unlimited liability company, body corporate, partnership, limited liability partnership, firm, joint venture, syndicate, association, capital venture fund, trust, trustee, executor, administrator, legal personal representative, estate, government, Government Agency or board or commission or authority and any other form of entity or organization, whether or not having legal status;

(www)	“Personal Data” means information about an identifiable individual, customer or employee that is in the custody or under the control of the Vendors or the Group;

(xxx)	“Purchase Price” has the meaning ascribed thereto in Section 2.2;

(yyy)	“Purchased Assets ” means those assets set out in Schedule 1.1(yyy);

(zzz)
“Purchaser Earn Out Statements” means the statements prepared by the Purchaser’s auditor showing the annual calculation of EBITDA for the periods September 1, 2007 to August 29, 2008 (including the Closing EBITDA) and August 30, 2008 to August 28, 2009 and August 29, 2009 to August 27, 2010, respectively;

(aaaa)	“Purchaser’s Counsel” means Alexander Holburn Beaudin & Lang LLP;

(bbbb)	“Release” has the meaning ascribed thereto in Section 3.1(s)(i)E;

(cccc)	“Schedules” means collectively the schedules attached to and forming part of this Agreement;

(dddd)	“Subsidiaries” has the meaning attributed to such term in the Act;

(eeee)	“Third Party” means any Person other than the Purchaser, CIBT, the Vendors, the Covenantors or the Group;

(ffff)	“Trust Agreement” means the trust agreement to be entered into on the Closing in the form attached hereto as Schedule 1.1(ffff); and

(gggg)	“Vendors’ Counsel” means McCarthy Tétrault LLP.

1.2	Knowledge

Any reference herein to “the knowledge of” the Vendors or the Covenantors or words to like effect means the actual knowledge of Cal Purcell and/or Spencer Keating (both of whom are senior employees of the Group) and/or the Covenantors, and if any such person acts with wilful blindness, the knowledge such person would have had if such person had not acted with such wilful blindness.

1.3	Including

Where used herein the word “including” means “including without limitation”.

1.4	Schedules

The Schedules are incorporated into this Agreement by reference and are deemed to be part hereof.  For purposes of this Agreement, information disclosed in any Schedule shall be deemed to be disclosed for all purposes including disclosure in any other Schedule.

1.5	Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are stated in Canadian currency.

1.6	Choice of Law

This Agreement, and each of the documents contemplated by or delivered under or in connection with this Agreement (to the extent no choice of law is specified therein), shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein (without reference to conflicts of laws principles).

1.7	Interpretation Not Affected by Headings or Party Drafting

The division of this Agreement into articles, sections, paragraphs, subsections and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement, including the Schedules hereto, and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.  Unless otherwise indicated, any reference in this Agreement to an Article, Section, recital, subsection, clause or Schedule refers to the specified Article, Section, recital, subsection, clause or Schedule of this Agreement.  The parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement.

1.8	Number and Gender

Where the context so requires in this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a)	words importing the singular number include the plural and vice versa; and

(b)	words importing the use of any gender shall include all genders.

1.9	Time of Essence

Time shall be of the essence hereof.

1.10	Statutes

Unless otherwise provided herein, any reference to statutes or regulations in this Agreement shall refer to such statutes or regulations as amended or replaced from time to time.

ARTICLE 2

PURCHASE AND SALE

2.1	Purchase and Sale

On the terms and subject to the fulfillment of the conditions hereof, the Vendors will  sell, assign and transfer the Purchased Assets free and clear of all Encumbrances other than Permitted Encumbrances and with all rights and benefits attaching thereto and the Purchaser will purchase and accept the Purchased Assets from the Vendors.

2.2	Purchase Price

The total, aggregate consideration payable by the Purchaser hereunder for the sale to the Purchaser of the Purchased Assets and the performance by the Vendors of their respective obligations under this Agreement, is a maximum of $14,159,000, as adjusted pursuant to Sections 2.4 and 2.8 (the “Purchase Price”).

2.3	Allocation of the Purchase Price

The Purchase Price will be allocated among the Purchased Assets as determined by the Vendors acting reasonably.  The Purchaser must complete all tax returns, designations and elections in a manner consistent with the final allocation and otherwise follow the final allocation for all tax purposes on and subsequent to the Closing Date and not take any position inconsistent with the final allocation.  If such allocation is disputed by any taxation or other Governmental Agency, the Party receiving notice of such dispute will promptly notify the other Party and the Parties will use their reasonable commercial efforts to sustain the final allocation.  The Parties will share information and cooperate to the extent reasonably necessary to permit the transactions contemplated by this Agreement to be properly, timely and consistently reported.

2.4	Payment of Purchase Price

The Purchase Price, subject to adjustments set out herein, shall be paid and satisfied by the Purchaser as follows:

(a)	$11,000,000, subject to the adjustment for Negative Working Capital in accordance with Section 2.8, paid in cash at Closing Date;

(b)	$1,000,000 (the “Escrow Money”) to the Escrow Agent to be paid out in accordance with the Escrow Agreement;

(c)	A maximum of $2,159,000 (the “Earn Out”) calculated as the sum of the following:

(i)
for the period September 1, 2007 to August 29, 2008, the sum of the following: (A) the greater of: (1) nil; and (2) $500,000 minus ½ of the amount by which $2,300,000 exceeds EBITDA; plus (B) the greater of: (1) nil; and (2) ½ of the amount by which EBITDA exceeds $2,300,000 for such period to a maximum of $386,333.33;

(ii)
for the period August 30, 2008 to August 28, 2009, the sum of the following: (A) the greater of: (1) nil; and (2) $500,000 minus ½ of the amount by which $2,300,000 exceeds EBITDA; plus (B) the greater of: (1) nil; and (2) ½ of the amount by which EBITDA exceeds $2,300,000 for such period to a maximum of $386,333.33; and

(iii)	for the period August 29, 2009 to August 27, 2010, the greater of:

A.	nil; and

B.	½ of the amount by which EBITDA exceeds $2,300,000 in such period to a maximum of $386,333.33.

2.5	Assumed Liabilities

On Closing, the Purchaser shall assume obligation for and perform and pay when due all of the Assumed Liabilities.  The Purchaser shall not assume any liabilities of the Vendors and/or the Group except as expressly set forth herein.  For greater certainty, the Purchaser will assume, fulfil and perform the obligations and liabilities of the Vendors and the Group under all Contracts and commitments, the benefits of which form a part of the Purchased Assets, including those Contracts set out in the Schedules.

2.6	Non-Compete Filing

The Vendors and the Purchaser will, subject to applicable Law and administrative practice, execute and file on a timely basis and in the required manner and using a form reasonably acceptable to their respective counsel, and on the prescribed form (if and when available), an election to have proposed paragraph 56.4(3)(b) of the ITA (or such similar provision as is or may be enacted) apply to the amount of the consideration attributable pursuant to the Non-Competition and Confidentiality Agreement set out in Schedule 2.6 and the Vendors and the Purchaser will prepare their respective tax returns consistent with such joint election.  If the Purchaser and the Vendors subsequently mutually determine, or any applicable taxation authority having jurisdiction alleges, that the consideration paid to the Vendors that can reasonably be regarded as attributable pursuant to the Non-Competition and Confidentiality Agreement is not the amount allocated by the parties in Schedule 2.6, after consultation with such taxation authority, the consideration attributable pursuant to the Non-Competition and Confidentiality Agreement  will be adjusted as between the consideration for the Purchased Assets and the Non-Competition and Confidentiality Agreement (the “Reallocation”).  Thereafter, the consideration paid to the Vendors for the Purchased Assets and the consideration paid to the Vendors pursuant to the Non-Competition and Confidentiality Agreement will be deemed to be and always to have been the corresponding amounts under the Reallocation and the Vendors and the Purchaser will amend their elections or make such further elections as may be necessary.  The Vendors and the Purchaser will make any required elections under corresponding provincial or territorial law and the foregoing provisions will apply mutatis mutandis in respect thereof.

2.7	Deposit

On execution of this Agreement, the Purchaser will remit to the Purchaser’s Counsel in trust the amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Deposit”). The Deposit together with all accrued interest thereon shall be applied as follows:

(a)	on the Closing Date to the Vendors as part delivery of the Purchase Price; or

(b)
if the Purchaser breaches its obligations in this Agreement, to the Vendors as liquidated damages in full and final settlement of any claim by the Vendors and/or the Covenantors for any and all breaches of the Purchaser and the release of deposit monies to the Vendors will be the Vendors’ and the Covenantors sole and exclusive remedy; or

(c)
if the Vendors wrongfully fail to complete the sale of the Assets on the Closing Date or the Purchaser has the right not to complete this transaction as set forth in Section 5.5, to the Purchaser together with all accrued interest thereon without limitation of any remedies the Purchaser may have against the Vendors and/or Dean with respect to such failure.

2.8	Adjustment based on Negative Working Capital

If Negative Working Capital as determined by the Group Interim Statements (the “Pre-Closing Negative Working Capital”) exceeds or is less than $2,500,000, the Purchase Price shall be reduced by the amount of the excess or increased by the difference, as the case may be, dollar for dollar.  The excess or the difference, as the case may be, shall be deducted from or added to the cash payment to be made by the Purchaser on account of the Purchase Price under Section 2.4(a) above.  If the Negative Working Capital as determined pursuant to the Closing Date Statements (the “Post-Closing Negative Working Capital”) exceeds or is less than the Pre-Closing Negative Working Capital, the excess will be deducted from the Escrow Money and returned to the Purchaser with accrued interest or the difference shall be forthwith paid by the Purchaser to the Vendors together with an equivalent accrued interest on such amount based on the interest rate being earned on the Escrow Money.

The Purchaser will not purchase cash and cash equivalents and same will not be included as current assets for the purpose of calculating Negative Working Capital.

2.9	Post Closing Payments

The Purchaser shall prepare, and cause the Independent Accountants to audit and prepare the Purchaser Earn Out Statements for the yearly periods ending August 29, 2008, August 28, 2009 and August 27, 2010, respectively. within 90 days of August 29, 2008, August 28, 2009 and August 27, 2010, respectively, and within 15 days of receipt of such Statements, the Purchaser shall deliver to the Vendors the pertinent Purchaser Earn Out Statements, a calculation of the Earn Out amount and payment of the Earn Out for such period.

2.10	Calculation of EBITDA

For purposes of calculating the EBITDA and the Earn Out, earnings shall be positively adjusted to exclude the following:

(a)
any negative non-recurring and extraordinary items incurred following Closing, including: (i) any charges or expenses reasonably related to the Purchaser commencing operations or which would not reasonably have been incurred if the Business had been carried on substantially as ~~a~~an operating concern by the Vendors and the Group unless Dean has agreed in writing with a specific reference to this Section 2.10 to a business decision of the Purchaser which may result in negative non-recurring or extraordinary items ; (ii) any charges or expenses related to the wind-up of the Partnerships; (iii) any charges or expenses related to Section 2.11 of this Agreement; (iv) any charges or expenses related to preparing the Purchaser Earn Out Statements; and (v) any losses on the sale of capital assets;

(b)	any charges or expenses related to the Purchaser being a subsidiary of a public company;

(c)
any charges or expenses for any services provided by CIBT or any Affiliate thereof for any services utilized by the Group or the business of the Purchaser in excess of the fair market value of such services; and

(d)	any charges related to review or dispute of the Closing Date Statements.

In calculating EBITDA for the Earn Out, the Purchaser will use substantially the same accounting methods and policies as were used in the  preparation of the Group Statements for the year ended Aug. 31, 2007 in the calculation of net income.

2.11	Audit of Post Closing Group Statements

The Vendors shall have a period of sixty (60) days from the date the Vendors receive Purchaser Earn Out Statements for any pertinent year in which to review the same.  For the purpose of such review, the Purchaser shall permit the Vendors and its advisors to examine all accounting documentation used or prepared in preparing the Purchase Earn Out Statements including all back up material and ledgers.  The Vendors shall have the right to dispute the amount of the Earn Out for any pertinent year provided it gives notice in writing to the Purchaser within sixty (60) days following receipt of the pertinent Purchaser Earn Out Statements. The Purchaser and the Vendors shall attempt to resolve the matters in dispute within thirty (30) days from the date Vendors give such notice to the Purchaser.  If the Purchaser and the Vendors cannot resolve all matters in dispute within such thirty (30) day period, all such unresolved matters shall be submitted to PricewaterhouseCoopers LLP or, if they refuse or are unable to act, a nationally recognized accounting firm acceptable to the Purchaser and the Vendors (the “EO Expert”) for resolution by arbitration in accordance with Section 7.2 provided that the EO Expert shall use its reasonable efforts to render its written decision within 30 days of its appointment and the EO Expert shall be given access to all materials and information reasonably requested by it for such purpose.  The Vendors shall not disclose any information received by them under this Section 2.11 including the Purchaser Earn Out Statements without the prior written consent of the Purchaser except to their consultants and/or the EO Expert who shall agree in writing to a similar confidentiality obligation before receipt of such information.

2.12	Audit of Closing Date Statements

The Purchaser shall have a period of sixty (60) days from the date the Purchaser receives Closing Date Statements in which to review the same.  For the purpose of such review, the Vendors shall permit the Purchaser and its advisors to examine all accounting documentation used or prepared in preparing the Closing Date Statements including all back up material and ledgers.  The Purchaser shall have the right to dispute the amount of the adjustment for Negative Working Capital and payment to be made with respect thereto provided it gives notice in writing to the Vendors within sixty (60) days following receipt of the Closing Date Statements. The Purchaser and the Vendors shall attempt to resolve the matters in dispute within thirty (30) days from the date the Vendors give such notice to the Purchaser.  If the Purchaser and the Vendors cannot resolve all matters in dispute within such thirty (30) day period, all such unresolved matters shall be submitted to PricewaterhouseCoopers LLP or, if they refuse or are unable to act, a nationally recognized accounting firm acceptable to the Purchaser and the Vendors (the “CDS Expert”) for resolution by arbitration in accordance with Section 7.2 provided that the CDS Expert shall use its reasonable efforts to render its written decision within 30 days of its appointment and the CDS Expert shall be given access to all materials and information reasonably requested by it for such purpose.

2.13	Employees and Contractors

As soon as practical following execution of this Agreement, the Purchaser shall:

(a)
offer continuing employment to all of the Employees, effective on the Closing, on the same or substantially the same terms as the terms under which such Employees were employed immediately before the Closing Date, and with full recognition of their length of service with the Vendors, the Group or any Person forming part of the Group;

(b)	offer continuing contracts for services to all of the Contractors, effective on the Closing, on the same or substantially the same terms as contained in their respective Contracts; and

(c)
effective on the Closing, the Purchaser shall assume all obligations to the Employees and the Contractors, including all obligations under the Employee and Contractor Contracts set out in Schedules 3.1(gg) and 3.1(hh).

2.14	Non-Assignable Contracts and Licenses

Nothing in this Agreement will constitute an agreement to assign or an attempted assignment of any Contract or License which is not assignable or which can only be assigned with the consent of an independent third party, which consent has not been obtained.  To the extent permitted by Law,  such Contracts and Licenses will be held by the Vendors in trust for the benefit of the Purchaser on and subject to the terms of the Trust Agreement.

2.15	PCTIA REQUIREMENTS

(i)           Persons that are students enrolled in career programs approved by PCTIOA Closing (“SSCC students”), are not party tot his agreement.

(ii)           Subject to the limitations in this section, contracts existing between the Vendor’s students prior to December 17, 2007 or when this agreement comes into effect will be assigned by the Vendors to the Purchaser and the Purchaser will accept the assignment and assume the liabilities under these student contracts associated with educational services that were to be provided by the the Vendors to SSCC students from Closing until the termination date of the contract between the Vendors and SSCC students. The Vendors will be solely responsible for and the Purchaser will not be responsible for liabilities under these student contracts that may remain in relation to the provision of educational services that were to be provided by the Vendors to the SSCC students prior to the Closing Date.

(iii)           The Purchaser will, for the purpose of serving current SSCC students, adopt admission standards and fees for its programs and current students that are the same as those previously adopted by the Vendors, and accept that current SSCC students have met the standards for the programs they were enrolled in by the Vendors.

(iv)           All SSCC students that intend to continue their studies as students with the Purchaser must have provided a written notice to the Purchaser that they agree to the assignment of the contract they had with the Vendors.

(v)           In the event one or more SSCC students do not intend to continue their studies with the Purchaser, the Purchaser must within 10 working days of being so advised by the student(s), issue a full tuition refund to the student(s).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Vendors and the Covenantors

The Vendors and Covenantors, jointly and severally, represent and warrant to the Purchaser as follows and acknowledge that notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and notwithstanding any information or documentation provided to the Purchaser (unless otherwise contemplated herein, including disclosure in any disclosure Schedule, which shall be deemed to qualify, apply and be disclosed for all Schedules and all representations and warranties in this Section 3.1, the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with the purchase of the Purchased Assets and completion of the other transactions contemplated hereunder:

(a)	Status of the Corporations. Each corporation comprising the Vendors is duly incorporated and validly existing under the Laws of its jurisdiction of incorporation.

(b)
Contractual and Regulatory Approvals.  The Vendors and each Person in the Group have obtained all contractual and regulatory approvals required to carry on the Business except to the extent that any failure to obtain such contractual and regulatory approvals could not reasonably be expected to have a Material Adverse Effect on the operations of the Business as they are presently conducted.

(c)
Execution and Binding Obligation.  This Agreement has been duly executed and delivered by each of the Vendors, as applicable, and constitutes legal, valid and binding obligations of each of the Vendors enforceable against each of the Vendors, as applicable, in accordance with their respective terms, except as enforcement of may be limited by:

(i)	bankruptcy, insolvency, moratorium, reorganization and other Laws relating to or affecting the enforcement of creditors’ rights generally; and

(ii)	general principles of equity, including that equitable remedies, such as the remedies of specific performance and injunctive relief, may only be granted in the discretion of a court;

provided that no representation or warranty is given with respect to enforceability of the Trust Agreement or the impact of the Trust Agreement on this Agreement or with respect to the Minority Partners Rights.

(d)
No Other Agreements to Purchase.  Except for the Purchaser’s rights under this Agreement, no Person has any written or oral agreement, option or warrant or any right or privilege (whether by Law or Contract, including any right of first refusal) capable of becoming a right for the purchase or acquisition from the Vendors of any interest in the Purchased Assets except for the purchase or sale of inventory in the normal course of the Business or assets, including curriculum and training processes, in connection with the Contracts specified in Schedule 3.1(aa); if the Closing is occurring, on the Closing Date the Purchaser will receive by transfer and  or assignment marketable title to and a complete and absolute interest in the Purchased Assets free and clear of all liens, claims or encumbrances whatsoever, subject only to the covenants required as disclosed herein and the Permitted Encumbrances.

(e)
Corporate Authority and Binding Obligation.  Provided that the Closing is occurring, on Closing, the Vendors and their shareholders and boards of directors will have taken all necessary actions, steps and corporate proceedings to transfer the Purchased Assets to the Purchaser.

(f)	Residence. None of the Vendors is a non-resident of Canada within the meaning of the ITA.

(g)
Partnerships or Joint Ventures.  No Person in the Group, nor the Vendors, are a partner or participant in any partnership, joint venture, profit-sharing arrangement or other similar association of any kind nor are they a party to any agreement under which they agree to carry on any part of a business or any other activity in such manner or by which they agree to share any revenue or profit with any other Person, other than as set out herein, including Schedule  3.1(g) and the Schedules hereto.

(h)	Status, Constating Documents and Licenses.

(i)
Each Person in the Group and the Vendors are duly licensed, registered and qualified as corporations or partnerships, as the case may be, to carry on their respective businesses as they are now being conducted and are up-to-date in the filing of all required corporate returns and other notices and filings and they are otherwise in good standing in their jurisdiction of incorporation and in each jurisdiction in which:

A.	they own or lease property; or

B.
the nature or conduct of their business or any part thereof, or the nature of their property or any part thereof, makes such qualification necessary or desirable to enable their business to be carried on as now conducted or to enable their property and assets to be owned, leased and operated by them.  Schedule 3.1(h)(i) describes all of the jurisdictions in which the Group carries on business.

(ii)
The Licenses of the Vendors and of Group listed in Schedule 3.1(h)(i) are all of the Licences that are material to the operation of the Business and are valid and subsisting.  True and complete copies of the Licenses have been delivered to the Purchaser prior to the date hereof.  The Vendors and each Person in the Group are in compliance with in all material respects with all terms and conditions of their respective Licenses.  Except as disclosed in Schedule 3.1(h)(i), there are no proceedings in progress, or the knowledge of the Vendors or Covenantors pending or threatened, that could result in the revocation, cancellation or suspension of any of the Licenses other than any impact arising out of the Trust Agreement.

(i)
Compliance with Constating Documents, Agreements and Laws.  The execution, delivery and performance of this Agreement and each of the other Contracts contemplated by this Agreement by the Vendors, and the completion of the transactions contemplated hereby and thereby, will not constitute or result in a violation or breach of or default under, or cause the acceleration of any obligations of the Group or any of the Vendors under:

(i)	their articles, by-laws, declaration of trust or other constating or organizational documents, as and if applicable;

(ii)
subject to obtaining the contractual consents referred to in Schedule 3.1(i), the terms of any Contract or other obligation or restriction to which the Group or the Vendors are a party or by which any of them is bound; or

(iii)
subject to obtaining the regulatory consents referred to in Schedule 3.1(i), any term or provision of any License or Authorization or any order or judgment of any court, governmental authority or regulatory body or any Laws, provided that no representation or warranty regarding matters set out in this Section 3.1(i) is given with respect to any impact arising out of the Trust Agreement or with respect to the Minority Partners Rights.

(j)	Financial Records.

(i)	all financial transactions of the Group have in all material respects been accurately recorded in the financial books and records of the Group;

(ii)
no information, records or systems pertaining to the operations or administration of the Business or the affairs of the Group are in the possession of, recorded, stored, maintained or otherwise dependent upon any other Person except for information or records in the possession of Employees, consultants, Contractors, banks, Government Agencies and professional advisors which the Vendors will use reasonable commercial efforts to make available to the Purchaser before and, to the extent the Vendors and Covenantors are reasonably able to do so, after Closing as reasonably requested by the Purchaser; and

(iii)	the financial books and records fairly and accurately reflect in all material respects the financial position of the Group.

(k)	Financial Statements.

(i)
The Group Statements for the last 3 fiscal years of the Group, copies of which have been provided to the Purchaser, have been prepared in accordance with GAAP applied on a basis consistent with previous fiscal years, are true, correct and complete in all material respects and present fairly the assets, liabilities and financial condition of the Group as at the respective dates thereof and the results of operations for the period to which such financial statements relate.

(ii)
To the Vendors’ and Covenantors’ knowledge, the Group Interim Statements, unaudited, are substantially true in all material respects and present fairly the assets, liabilities and financial condition of the Group.

(iii)
The Closing Date Statements, when delivered to the Purchaser in accordance with this Agreement will have been prepared in a manner consistent with the preparation of the Group Statements, and will be true, correct and complete in all material respects and present fairly the assets, liabilities and financial condition of the Group at the Closing Date and the results of operations for the periods to which such financial statements relate.

(l)
Title to Assets.  Except with respect to (i) the IP Assets (which are dealt with separately in Section 3.1(x)) or any rights held under license, (ii) the Leased Premises which are leased pursuant to the Leases, or (iii) equipment that is subject to Equipment Contracts, the Vendors have good and marketable title to all property used or required for the ordinary operation of their business (the “Business Assets”) free of any Encumbrance other than Permitted Encumbrances.

(m)
Condition of Assets.  The Business Assets and equipment leased under the Equipment Contracts are in good operating order and in a state of good maintenance and repair for the purposes of ongoing operation of the Business, reasonable wear and tear excepted.

(n)
Group Accounts Receivable.  The accounts receivable of the Group reflected in the Group Interim Statements arose from bona fide transactions in the Ordinary Course and are valid, enforceable and fully collectable accounts (subject to a reasonable allowance, generally consistent with past practice, for doubtful accounts or as previously disclosed in writing to the Purchaser).  Such accounts receivable are not subject to any set-off or counterclaim.

(o)
Absence of Certain Changes or Events.  Except as disclosed in the Group Interim  Statements or in Schedule 3.1(o), neither the Group nor the Vendors have in the period from September 1, 2007 to the Closing Date and with respect to the Business and/or the Purchased Assets:

(i)	incurred any material obligation or liability (whether accrued, absolute, contingent or otherwise), except normal trade or business obligations incurred in the Ordinary Course;

(ii)	paid or satisfied any material obligation or liability (whether accrued, absolute, contingent or otherwise), except:

A.	current liabilities included in the Group Statements or the Closing Date Statements;

B.	scheduled payments pursuant to obligations under loan agreements or other contracts or commitments described in this Agreement, including the Schedules; and

C.	scheduled payments pursuant to obligations under capital leases.

(iii)	created any Encumbrance other than a Permitted Encumbrance upon any of its capital assets, except in the Ordinary Course or as described in Schedule 3.1(o);

(iv)	sold, assigned, transferred, leased or otherwise disposed of any of its properties or assets material to the operation of the Business, except in the Ordinary Course;

(v)	purchased, leased or otherwise acquired any properties or assets material to the operation of the Business, except in the Ordinary Course;

(vi)	waived, cancelled or written-off any rights, claims, accounts receivable or any amounts payable thereto, except in the Ordinary Course;

(vii)	entered into a Material Contract;

(viii)	other than is required by, or agreed to by the Purchaser, terminated, discontinued, closed or disposed of any facility or business operation material to the operation of the Business;

(ix)	made any material change with respect to any method of management, operation or accounting in respect of the Business;

(x)
increased any form of compensation or other benefits payable or to become payable to any of their directors, officers, Contractors or Employees, including any improvements to severance or termination pay, Benefit Plans or Employee Plans, other than in the Ordinary Course;

(xi)	suffered any damage, destruction or loss (whether or not covered by insurance) having a Material Adverse Effect;

(xii)	suffered any extraordinary loss relating to their business;

(xiii)	made or suffered any Material Adverse Change in, or become aware of any event or condition which singly or in aggregate has or would reasonably be expected to result in a Material Adverse Change;

(xiv)	authorized, agreed or otherwise become committed to do any of the foregoing.

(p)
Commitments for Capital Expenditures.  Except as disclosed in the Group Statements and/or the Group Interim Statements or as set out in Schedule 3.1(p), neither the Vendors nor the Group have made or committed to make any capital expenditures, or authorized any capital expenditures at any time since July 31, 2007, other than in the Ordinary Course.

(q)	Tax Matters.

(i)
For purposes of this Agreement, the term “Governmental Charges” means and includes all taxes, customs duties, rates, levies, assessments, reassessments and other charges, together with all penalties, interest and fines with respect thereto, payable to any governmental agency, domestic or foreign.

(ii)
Except as disclosed in Schedule 3.1(q), the Vendors and the Group will have up to the Closing Date duly and on a timely basis prepared and filed, in all applicable jurisdictions, all tax returns and other documents required to be filed by it and/or them by the Closing Date in respect of all Governmental Charges and such returns and documents are complete and correct in all material respects.  Complete and correct copies of all such returns (for greater certainty including both income tax returns and goods and services tax returns) and other documents filed in respect of the last six fiscal years ending prior to the date hereof have been provided to the Purchaser prior to the date hereof.

(iii)
The Vendors and the Group have paid, and on the Closing Date will have paid, all Governmental Charges which are due and payable by it and/or them on or before the date hereof and the Closing Date, respectively.  Adequate provision was made by the Group, respectively, in the most recent Group Statements for all Governmental Charges for all periods up to the date of the balance sheet comprising part of the most recent Group Statements.  All Governmental Charges which may accrue between the end of the most recent fiscal year of the Group and the Closing will be included in the Closing Date Statements.

(iv)
Canadian federal income tax assessments have been issued to the Vendors and the Group, respectively, covering all past periods up to and including the fiscal year ended July 31, 2006, and August 26, 2006, respectively.

(v)
There are no agreements, waivers or other arrangements providing for any extension of time with respect to the filing of any tax return or other document or the payment of any Governmental Charges by the Vendors or the Group for the period for any assessment or reassessment of Governmental Charges.

(vi)
The Vendors and the Group have and on the Closing Date will have withheld or collected from each Person the amount to be paid or credited in respect of such Person the amount of Governmental Charges required to be withheld or collected there from and has and on the Closing Date will have remitted such Governmental Charges to the proper tax or other receiving authorities within the time periods required under applicable legislation.

(r)
Litigation and Other Proceedings.  Except as set out in Schedule 3.1(r): there is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal); arbitration or other dispute settlement procedure; to the knowledge of the Vendors and the Covenantors, investigation or inquiry by any governmental, administrative, regulatory or similar body, or any similar matter or proceeding (collectively “Proceedings”) against or involving the Vendors and/or the Group (whether in progress or threatened); and to the knowledge of the Vendors and the Covenantors, no event has occurred which might give rise to any proceedings and there is no judgment, decree, injunction, rule, award or order of any court, government department, board, commission, agency, arbitrator or similar body outstanding against the Vendors and/or the Group.  Except as set out in Schedule 3.1(r), no complaint, grievance, claim, work order or investigation is outstanding, pending or to the knowledge of the Vendors or the Covenantors, threatened, has been filed, made or commenced against the Vendors and/or the Group pursuant to the Employment Standards Act (British Columbia), Workers Compensation Act (British Columbia) British Columbia Human Rights Code or any similar legislation of Canada, the Province of British Columbia or of any other jurisdiction;

(s)	Environmental Matters.

(i)	For the purposes of this Agreement, the following terms and expressions shall have the indicated meanings:

A.
“Environment” means the air, all layers of the atmosphere, surface water, underground water, all land, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matter and living organisms, and includes indoor spaces;

B.
“Environmental Laws” means all applicable statutes, regulations, ordinances, by-laws, guidelines, policies, standards, permits and codes, now or hereafter in force or existence in Canada, the United States and elsewhere (whether federal, state, provincial, municipal or local), or arising under the common law, relating to the protection, preservation or remediation of the Environment, occupational health and safety, product safety, product liability, transportation of dangerous goods or Hazardous Substances, including, without limitation, the Waste Management or the Canadian Environmental Protection Act (1999) (Canada), U.S. Comprehensive Environmental Response, Compensation, and Liability Act; U.S. Resource Conservation and Recovery Act; and Washington Model Toxic Control Act in each case, including any regulations promulgated thereunder and as amended from time to time.

C.	“Environmental Permits” includes all Licenses issued by or provided to any Governmental Agency of competent jurisdiction under Environmental Laws.

D.
“Hazardous Substance” means any contaminant, pollutant or waste (or source thereof), hazardous substance, toxic, deleterious or caustic substance, hazardous waste or dangerous goods as defined under any Environmental Laws, or any other substance which when released to the Environment is likely to cause, at some immediate or future time, material harm or degradation to the Environment or material risk to human health.

E.	“Release” means any release, spill, leak, emission, discharge, deposit, leach, dumping, escape or other disposal, which is or has been made in contravention of any Environmental Laws.

(ii)
Except as disclosed in Schedule 3.1(s), the operation of the Business, the Leased Premises and other property and assets owned or used by the Vendors and/or the Group and the use, maintenance and operation thereof by the Vendors and/or the Group has been and are in compliance with all Environmental Laws.  The Vendors and the Group have complied with all reporting and monitoring requirements under all Environmental Laws.  Neither the Vendors nor the Group have received any notice of any non-compliance with any Environmental Laws, nor have they been convicted of an offence for non-compliance with any Environmental Laws or been fined or otherwise sentenced or settled such prosecution short of conviction.  Neither the Vendors nor the Group have received any claim or demand from any Person or authority regarding breach or alleged breach by them of any Environmental Laws or non-compliance with the conditions of any Environmental Permit by them or costs of clean up or Release of any Hazardous Substance by them or notice of any such claim or demand; there are no proceedings against or involving the Vendors, Group or any of the Vendors in progress, pending or, to the knowledge of the Vendors and the Covenantors, threatened in this regard; and, to the knowledge of the Vendors and the Covenantors, there are no grounds on which any such claim or demand could be made with any reasonable likelihood of success.

(iii)
The Vendors and the Group have obtained all Environmental Permits necessary to conduct their business and to own, use and operate the Leased Premises and their other properties and assets and the operation of such business, the Leased Premises and their other properties and assets owned by them and the use, maintenance and operation thereof have been and are in compliance with all such Environmental Permits.  All such Environmental Permits are listed in Schedule 3.1(s) and complete and correct copies thereof have been provided to the Purchaser prior to the date hereof.  The Vendors and the Group are in compliance with all such Environmental Permits and all such Environmental Permits are valid and in full force and effect.  No proceeding is pending or to the knowledge of the Vendors and the Covenantors threatened, to revoke, modify or limit any of such Environmental Permits.

(iv)
Except as disclosed in Schedule 3.1(s), to the knowledge of the Vendors, there are no Hazardous Substances located in, under, on or emanating from the Leased Premises or any of the properties or assets owned or used by, or previously owned or used by the Vendors or the Group.  Neither the Vendors, nor the Group, nor any Affiliate thereof, has Released or caused or knowingly permitted to be Released any Hazardous Substance and to the knowledge of the Vendors and the Covenantors, no Release has occurred in, under, on or from such properties or assets or has resulted from the operation of the Business or the conduct of any other activities of the Vendors or the Group nor any Affiliate thereof.  Except as disclosed in Schedule 3.1(s), neither the Vendors nor the Group have used, or knowingly allowed any Person to use, the Leased Premises or any of its properties or assets to produce, generate, store, handle, transport or dispose of any Hazardous Substances except in compliance with Environmental Laws.  None of the Leased Premises or previously owned or leased properties has been or is being used by the Vendors and/or the Group or, to the knowledge of the Vendors, any other Person as a landfill or waste disposal site.

(v)
Without limiting the generality of the foregoing, except as disclosed in Schedule 3.1(s), to the knowledge of the Vendors and the Covenantors, there are no underground or surface storage tanks and no lead, urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls (PCBs) or radioactive substances located on, in or under any of the properties or assets owned or used by the Vendors or the Group, including without limitation the Leased Premises.  The Vendors or the Group are not, and to the knowledge of the Vendors, there is no factual basis upon which they could become, responsible for any clean-up or corrective action under any Environmental Laws.  Neither the Vendors nor the Group have conducted or caused to be conducted an environmental audit, assessment or study of any of its properties or assets, other than such audits, assessments or studies which have been disclosed to the Purchaser in Schedule 3.1(s) and copies of which have been provided to the Purchaser.

(t)
Leased Premises.  Schedule 3.1(t) describes all leases and agreements (the “Leases”) to lease under which the Vendors and/or the Group leases any real property (the “Leased Premises”).  Except as set out in Schedule 3.1(t), neither the Vendors nor the Group are party to or bound by any lease of real property, or any agreement in the nature of a lease, whether as lessor or lessee.  Complete and correct copies of the Leases have been provided to the Purchaser prior to the date hereof.  The Vendors or the Group, as the case may be, are exclusively entitled to all rights and benefits as lessee under the Leases and neither the Vendors nor the Group have sublet, assigned, licensed or otherwise conveyed any rights in the Leased Premises or in the Leases to any Person.  The uses by the Vendors and/or the Group of the Leased Premises are to the knowledge of the Vendors and the Covenantors not in breach of any building, zoning or other statute, by law, ordinance, regulation, covenant, restriction or official plan.  Other than the leasehold interest in the Leased Premises, neither the Vendors nor the Group have any title or interest in real property.  Except as disclosed in Schedule 3.1(t), neither the Vendors nor the Group is in default in meeting any of its obligations under any of the Leases, other than a default which does not have a Material Adverse Effect, and, to the knowledge of Vendors and the Covenantors, no other party to a Lease is in material default under any such Lease.  Each Lease is in full force and effect.

(u)
Work Orders and Deficiencies.  To the knowledge of the Vendors and the Covenantors, there are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relating to the Leased Premises, the other properties and assets of the Group or the Business that have been issued by any regulatory authority, police or fire department, sanitation, environment, labour, health or other governmental authorities or Governmental Agencies.  To the knowledge of the Vendors and the Covenantors, there are no matters under discussion with any such department, authority or Governmental Agency relating to work orders, non-compliance orders, deficiency notices or other such notices.  The Business is not being carried on, and none of the Leased Premises or the other properties or assets of the Vendors and/or Group are being operated, in a manner that is in contravention of any statute, regulation, rule, code, standard or policy, except for contraventions which are not, in the aggregate, materially adverse to the Business.  No material amounts are owing by the Group in respect of the Leased Premises to any Governmental Agency or public utility, other than current accounts, which are not in arrears.

(v)
Condition of Properties and Equipment.  The buildings and structures comprising the Leased Premises are to the knowledge of the Vendors and the Covenantors free of any material structural defect. The heating, ventilating, plumbing, drainage, electrical and air conditioning systems and all other systems used in the Leased Premises and all machinery, equipment, tools, furniture, furnishings, materials and other physical assets used in the Business or by the Vendors and/or the Group are in material compliance with applicable laws, in good working order, fully operational and free of any defect, except for normal wear and tear having regard to the use and age of such assets.

(w)	Leases of Personal Property. Except as set out in Schedule 3.1(w), neither the Vendors nor the Group are a lessee or lessor under any lease of personal property.

(x)	Intellectual Property. Except as otherwise already previously disclosed by the Vendors to the Purchaser:

Registrations:

(i)
Schedule 3.1(x) contains a complete list of all (i) all patents and patent applications, registered copyrights, and registered or applied for trade-marks that are included in the Owned IP (the “Registered IP”), together with the details of any registrations and applications for registration with respect thereto, and (ii) all other IP Assets that are material to the Business, but excluding in any event commercially available software that is available for purchase or licensed in the Ordinary Course.

(ii)
The registrations and applications for registration of the Registered IP listed in Schedule 3.1(x) are, valid and subsisting, in good standing, and enforceable against third parties and are recorded, maintained and renewed in the name of the pertinent Vendors or Person in the Group in the appropriate registries or government offices to preserve the rights of the pertinent Vendors or Person in the Group thereof and thereto.

(iii)	To the knowledge of the Vendors and the Covenantors there exist no facts which would materially affect the validity, enforceability, scope or registerability of any of the Owned IP.

Title & Sufficiency:

(iv)
The pertinent Vendors or Person in the Group own or have the necessary rights in the IP Assets as is necessary for the operation, conduct and maintenance of the Business as such Business is currently and has historically been operated, conducted or maintained and each item of the IP Assets will be owned or, in respect of the Licensed IP, held by license rights by the pertinent Vendors or Person in the Group immediately after, and after giving effect to, the Closing without the need for any further Authorization, License or any consent, license, right or permission from any Person in respect thereof and the consummation of the transactions contemplated herein will not impair, alter or limit in any way such ownership or rights.

(v)
Except as disclosed in Schedule 3.1(x), the pertinent Vendors or Person in the Group owns and have a legal and beneficial right, title and interest in and to the Owned IP in its own name, free and clear of any Encumbrances, and none of the Owned IP has been licensed from or to a Third Party.

(vi)
Except as disclosed in Schedule 3.1(x), the pertinent Vendors or Person in the Group has the exclusive right to use and otherwise exploit the Owned IP (other than trademarks and trade names), and there are no prohibitions or restrictions on the use or other exploitation by the pertinent Vendors or Person in the Group of the IP Assets, in all jurisdictions in which it is currently or has historically been used or otherwise exploited.

Infringement:

(vii)
Neither (a) the operation, conduct and maintenance by the Vendors or the Group of the Business as it is currently and has historically been operated, conducted and maintained, nor (b) the use by the pertinent Vendors or the Group of the IP Assets in respect thereto, infringes, misappropriates, misuses or violates the IP Rights, or any other rights, of any Third Party or breaches any duty or obligation owed to any Third Party.

(viii)
None of the Vendors, Group or any of the Vendors have received any notice, complaint, threat or claim alleging: the infringement, misappropriation, misuse or violation of any IP Rights of any Third Party or breach of any duty or obligation owed to any Third Party; or, that the pertinent Vendors or the Group, as the case may be, do not own the Owned IP or, in the case of the Licensed IP, that the Vendors or the Group, as the case may be, do not have the right (unless otherwise stated in Schedule 3.1(x)) to use the IP Assets in the conduct of the Business as it is currently and has historically been operated, conducted and maintained.

(ix)
To the knowledge of the Vendors and the Covenantors, there is and there has been no material past or present infringement, misappropriation, misuse, or violation of, breach of any obligations with respect to, or other impairment of any of the Owned IP.

(x)
No claims have been asserted by any Third Party with respect to, or challenging or questioning, the ownership, validity, enforceability or use of, the IP Assets and to the knowledge of the Vendors and the Covenantors there is no valid basis for any such claim except as set out in Schedule 3.1(x).

(xi)
No claim has been asserted (nor is likely to be asserted) by the Vendors or the Group, as the case may be, with respect to the IP Assets nor have the Vendors or the Group, as the case may be, issued, filed or made (nor is it likely to issue, file or make) any notice, complaint, threat or claim against a Third Party alleging infringement of the IP Assets or any IP Assets right or other right of the Vendors or the Group, as the case may be, by such Third Party except as set out in Schedule 3.1(x).

(xii)
No proceeding, opposition, office action or claim has been asserted (nor, to the knowledge of the Vendors and the Covenantors, is likely to be asserted) by the Vendors or the Group, as the case may be, challenging or questioning the ownership, validity, enforceability or right to use any intellectual property of a Third Party, or in respect of any registration or application for registration in respect thereof.

(xiii)
Each of the Vendors, the Vendors and the Group have undertaken and maintained, and continues to undertake and maintain, reasonable security measures to protect the secrecy, confidentiality and value of the IP Assets, including without limitation, all proprietary, technical, or confidential information related thereto, and all proprietary, technical, or confidential information of any Third Party provided to it in confidence by a Third Party and, in the case of the Vendors, relating directly or indirectly, to the Vendors and the Group or the Business, and neither the Group nor any of the Vendors have breached any agreements or obligations of non-disclosure or confidentiality in respect thereof.

(xiv)	None of the Vendors or any Affiliate thereof or any Related Party of the Vendors or the Group (other than the Vendors or the Group themselves) owns or has any rights in or to any of the Owned IP.

(y)
Restrictions on Doing Business.  To the knowledge of the Vendors, neither the Vendors nor the Group are a party to or bound by any agreement that would restrict or limit any right to carry on any business or activity or to solicit business from any Person or in any geographical area or otherwise to continue to conduct the Business as presently conducted other than as provided in the Contracts listed in Schedule 3.1(aa).

(z)	Guarantees. Except as described in Schedule 3.1(z):

(i)
neither the Vendors nor the Group are a party to or bound by any material agreement of guarantee, support, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any Person which would affect the Purchaser or attach in any way to any of the Purchased Assets;

(ii)	neither the Vendors nor the Group have given any material guarantee or warranty in respect of any of the products sold or serviced by them; and

(iii)
neither the Vendors nor the Group are required to provide any letters of credit, bonds or other financial security arrangements in connection with any transactions with its respective suppliers or customers.

(aa)
Licenses, Agency, Distribution and Royalty Agreements.  Schedule 3.1(aa) lists all material agreements to which the Group are a party or by which they are bound, under which the right to manufacture, use or market any product, service, IP Assets, technology, information, data, computer hardware or other property has been granted, licensed or otherwise provided to or by any other Person, or pursuant to which a royalty, license fee or other amount is paid by or to the Vendors and/or the Group, or under which the Vendors and/or the Group have been appointed, or any Person has been appointed by the Vendors and/or the Group, as an agent, distributor, licensee or franchisee for any of the foregoing.  Complete and correct copies of all of the agreements listed in Schedule 3.1(aa) have been provided to the Purchaser prior to the date hereof.  Except as may be provided therein, none of the agreements listed in Schedule 3.1(aa) grant to any Person any authority to incur any liability or obligation or to enter into any agreement on behalf of the Vendors and/or the Group.

(bb)	Educational Accreditations and Approvals.

(i)	MAE has issued the MAE Accreditations and the MAE Approvals for all of the degree courses offered by the Group;

(ii)
all MAE Accreditations and MAE Approvals are in good standing and permit the Group to carry on the Business as it currently does and to confer the degrees referred to therein in accordance with the requirements thereof;

(iii)	the Group has not violated any term or provision of the MAE Accreditations and/or MAE Approvals and all operations of the Group are in material compliance therewith;

(iv)	the Group has not received any notice containing reference to any matter or event which may threaten or lead to the termination or suspension of the MAE Accreditations and/or MAE Approvals;

(v)	PCTIA has issued the PCTIA Accreditations and the PCTIA Approvals set forth on Schedule 3.1(bb) for all of the PCTIA courses offered by the Group;

(vi)
all PCTIA Accreditations and PCTIA Approvals are in good standing and unamended and permit the Group to carry on the Business as it currently does and to confer the certificates and/or degrees referred to therein in accordance with the requirements thereof;

(vii)
except as disclosed in Schedule 3.1(bb), the Group has not violated any term or provision of the PCTIA Accreditations and/or PCTIA Approvals and all operations of the Group are in material compliance therewith; and

(viii)	the Group has not received any notice containing any reference to any matter or event which may threaten or lead to the termination or suspension of the PCTIA Accreditations and/or PCTIA Approvals.

(cc)
Student Information.  The Group has taken precautions to keep their students’ personal information confidential and to restrict the public distribution of such information.  In particular, the Group’s practices are in compliance with the Personal Information Protection Act (British Columbia) and all other applicable privacy legislation of applicable jurisdictions.

(dd)
Student Loans.  Attached as Schedule 3.1(dd) is a list as of July 31, 2007 outlining the current repayment rate for Canada student loans with respect to the Group, which list is true and correct in all material respects as of July 31, 2007.  No additional loans have been made to students except in the Ordinary Course from July 31, 2007 to Closing.

(ee)	Outstanding Agreements. Neither the Vendors nor the Group are a party to or bound by any outstanding or executory Material Contract, except for:

(i)	Material Contracts described, or referred to, in this Agreement, including the Schedules; and

(ii)	other Material Contracts described in Schedule 3.1(ee).

Complete and correct copies (including all amendments of each of the Material Contracts described in Schedule 3.1(ee) have been provided to the Purchaser prior to the date hereof.

(ff)
Good Standing of Material Agreements.  None of the Vendors and the Group are in default or breach of any of their obligations under any Material Contract to which they are a party or by which they are bound and there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach provided that the consents to assignment contemplated in Section 4.1(e) are obtained.  All such Material Contracts are now in good standing and in full force and effect.  The Vendors and/or the Group, as the case may be, are entitled to all benefits, rights and privileges under all such Material Contracts and, to the knowledge of the Vendors, no other party to such Material Contracts is in default or breach of any of its obligations thereunder.  Except as provided in Schedule 3.1(ee), there are no Material Contracts under which the rights of the Vendors and/or the Group, as the case may be, or the performance of their obligations are dependent upon or supported by the guarantee of or any security provided by any other Person.  The Vendors and/or the Group, as the case may be, and, to the knowledge of the Vendors, the other parties to all Material Contracts to which the Vendors and/or the Group, as the case may be, are party, have the capacity to perform all of their respective obligations under such Contracts.

(gg)
Employees and Contractors.  Schedule 3.1(gg) sets forth the name and rate of remuneration (excluding specifics of bonus and commission entitlement ) of each Employee, and lists each Contractor.  The Vendors have provided to the Purchaser information with respect to each Employee’s job title, duration of employment, vacation entitlement, employee benefit entitlement, bonus and commission entitlement and the names of all Employees who are now on disability, maternity or other authorized leave or who are receiving workers’ compensation or short-term or long-term disability benefits and all Employees and Contractors who have given notice of termination or expressed an intention to seek changes to their contract of employment.

(hh)	Employment and Contractor Agreements. Except as set out in Schedule 3.1(hh), neither the Vendors nor the Group are a party to, nor bound by, any:

(i)
oral or written Contract or commitment for the employment or retainer of any individual, including, for greater certainty, any Contract or commitment with any Employee or Contractor, other than Contracts of indefinite hire terminable by the Vendors or Person who is a member of the Group without cause on reasonable notice and without any special arrangement or commitments with respect to the continuation of employment or payment of any particular amount upon termination; or

(ii)	oral or written Contract or commitment providing for severance, termination or similar payments, including on a change of control of the Vendors or Person who is a member of the Group.

Correct and complete copies of all Contracts (or forms thereof) and commitments set out in Schedule 3.1(hh), or where oral, correct and complete written summaries of their terms have been provided to the Purchaser.

(ii)	Labour Matters and Employment Standards.

(i)
None of the Vendors or Group are party to any collective agreement with or commitment to any labour union, trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent or employee association (collectively, “Labour Representatives”) nor have they conducted negotiations with respect to any future such collective agreement or commitment.

(ii)	No Labour Representative has any bargaining rights acquired by either certification or voluntary recognition with respect to any of the Employees or Contractors.

(iii)	To the knowledge of the Vendors and Covenantors, there are no current attempts by any Labour Representative to organize any of the Employees or Contractors.

(iv)
To the knowledge of the Vendors and Covenantors, no Labour Representative has applied to have the Vendors or Group or any Person who forms part thereof declared a common employer or related employer pursuant to the applicable labour relations Laws.

(v)
There are no existing or, to the knowledge of the Vendors and the Covenantors, threatened, labour strikes or labour disputes, grievances, controversies or other labour troubles affecting, or reasonably likely to affect, the Vendors or Group or the Business.

(vi)
The Vendors and the Group have complied in all material respects with all Laws, rules, regulations and orders applicable to it relating to employment, including those relating to wages, hours of work, collective bargaining, occupational health and safety, workplace hazardous materials, employment standards, pay equity and workers’ compensation.

(vii)
All amounts due and payable by the Vendors and the Group to their respective Employees and Contractors have been paid in full up until December 17, 2007 and all amounts accruing due to same, including vacation pay owed to Employees will be reflected in the Closing Date Statements.

(viii)
To the knowledge of the Vendors and Covenantors, there are no outstanding charges or complaints against the Vendors and the Group relating to unfair labour practices or discrimination or under any legislation relating to employees.

(ix)
The Vendors and the Group have paid in full all amounts owing under the Workers’ Compensation Act (British Columbia) or comparable Laws elsewhere. Where applicable, the workers’ compensation claims experience of the Vendors and the Group would not permit a penalty reassessment under any such legislation.

(jj)	Employee Plans.

(i)
Except as listed in Schedule 3.1(jj), neither the Vendors nor the Group have or are subject to any present or future obligation or liability under any Employee Plan out of the Ordinary Course.  Schedule 3.1(jj) also lists the general policies, procedures and work-related rules in effect with respect to Employees, whether written or oral, including but not limited to, policies regarding holidays, sick leave, vacation, disability and death benefits, termination and severance pay, automobile allowances and rights to company-provided automobiles and expense reimbursements. Schedule 3.1(jj) describes in reasonable detail any Incentive Plan that will not be terminated prior to Closing including, without limitation, the name and job title of any person entitled to compensation under such Incentive Plan if such compensation may reasonably be expected to be in excess of $10,000 per annum. No replacements, changes or amendments to any Employee Plan have been promised.  Complete and correct copies of all such Employee Plans and all related documents or, where such Employee Plans are oral commitments, written summaries of the terms thereof, have been provided to the Purchaser prior to the date hereof.

(ii)
All obligations to be performed at or prior to the Closing Date respecting each Employee Plan (including, without limitation, those respecting the making or payment of contributions or premiums, as applicable) have been performed in accordance with the relevant terms of each plan and all Law, and no Governmental Charges are owing or eligible under any Employee Plan.  All Employee Plans required to be funded are fully funded, and the funds in such plans are and have been invested, in accordance with the relevant terms of each plan and all Law, and, in the case of Pension Plans, if applicable, are fully funded on a going concern basis and solvency basis in accordance with generally accepted actuarial principles and actuarial methods and assumptions contained in the most recent actuarial report of the plan based on actuarial assumptions which are appropriate to the applicable employees.  To the knowledge of the Vendors and Covenantors, the data respecting each Employee Plan is correct and complete in all material respects and is sufficient for the proper administration of each Employee Plan.  There has been no partial or full wind-up of any Employee Plan and no event has occurred which would entitle any Person to partially or fully wind-up, or require the partial or full winding-up of, any Employee Plan, or which could adversely affect the tax status of any Employee Plan.  No changes have occurred (other than general economic or financial market changes) since the date of the most recent actuarial report provided to the Purchaser in respect of such pension plans which makes such report misleading in any material respect.  No funds have been withdrawn, and no application to withdraw funds has been made, by the Vendors in the Group from any Employee Plans.

(iii)
To the knowledge of the Vendors and Covenantors, except for claims provided in Schedule 3.1(r), there are no pending claims by any Employee or former employee covered under the Employee Plans or by any other person which allege a breach of fiduciary duties or violation of Law or which may result in liability to the Vendors or the Group and, to the knowledge of the Vendors and the Covenantors there is no basis for such a claim.  There are no participants or other individuals entitled to participate in any Employee Plan other than current or former employees, directors or officers of the Vendors or the Group.  Except as disclosed in Schedule 3.1(jj), there are no Employees or former employees or Contractors of the Vendors or the Group who are receiving from the Vendors or the Group any pension or retirement payments, or who are entitled to receive any such payments, not covered by a Pension Plan to which the Vendors or the Group are a party.  No Employee Plan provides benefits to retirees or provides for retroactive changes or premium increases.

(kk)
Insurance.  Schedule 3.1(kk) contains a true and complete list of all insurance policies maintained by the Vendors and/or the Group or under which the Vendors and/or the Group are covered in respect of its properties, assets, business or personnel, as of the date hereof, including the name of the insurer and the risks insured.  Such insurance policies are in full force and effect and the Vendors and/or the Group are not in default with respect to the payment of any premium or compliance with any of the provisions contained in any such insurance policy.  To the knowledge of the Vendors and the Covenantors, there are no circumstances under which the Vendors and/or the Group would be required to or, in order to maintain its coverage, should give any notice to the insurers under any such insurance policies, which have not been given.  The Vendors and/or the Group have not received notice from any of the insurers regarding cancellation of such insurance policies.  The Vendors and/or the Group have not failed to present any material claim under any such insurance policy in due and timely fashion.  The Vendors have no reason to believe that any of the insurance policies listed in Schedule 3.1(kk) will not be renewed or will be renewed only as the basis of a material increase in premiums.  The Vendors and/or the Group have not received notice from any insurer denying or challenging any claims made by it or on its behalf.

(ll)
Non-Arm’s Length Matters.  Except as disclosed in Schedules 3.1(gg), 3.1(hh) or 3.1(ll), the Vendors and/or the Group are not a party to or bound by any Contract with, is not indebted to, and no amount is owing to the Vendors and/or the Group by any of the Vendors or any of the Vendors’ respective Affiliates, or any officers, former officers, directors, former directors, shareholders, former shareholders, Employees or former employees of the Vendors and/or the Group or any other Person not dealing at arm’s length with the Vendors and/or the Group or any of the foregoing, except for salaries and other employment compensation payable to Employees in the Ordinary Course and at the regular rates payable to them as otherwise disclosed herein.  Except as disclosed in Schedule 3.1(ll), the Vendors and/or the Group have not made or authorized any payments to either of the Vendors or any of the Vendors’ respective Affiliates, or any officers, former officers, directors, former directors, shareholders, former shareholders, Employees or former employees of the Vendors and/or the Group or to any other Person not dealing at arm’s length with the Vendors and/or the Group or any of the foregoing, except for salaries and other employment compensation payable to Employees in the Ordinary Course and at the regular rates payable to them.

(mm)
Government Assistance.  Except for the Targeted Wage Subsidies Program by Service Canada or as disclosed in writing to the Purchaser prior to the date hereof, there are no agreements, loans or other funding arrangements and assistance programs (collectively called “Government Assistance Programs”) which are outstanding in favour of the Vendors and/or the Group from any federal, provincial, state, municipal, local or other government or governmental agency, board, commission or authority, domestic or foreign (collectively called “Government Agencies”).  Complete and correct copies of all documents relating to the Government Assistance Programs have been delivered to the Purchaser prior to the date hereof.    The Vendors and/or the Group have performed all of its obligations under the Government Assistance Programs, as applicable and no basis exists for any Government Agencies to seek payment or repayment by the Vendors and/or the Group of any amount or benefit received thereby under any Government Assistance Programs.

(nn)
Disclosure.  The Vendors and the Covenantors have no knowledge that any representation or warranty contained in this Section 3.1 or statement contained in any Schedule, certificate, list, summary or other disclosure document provided, or to be provided, to the Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact which is necessary in order to make the statements contained therein not misleading.

(oo)
Compliance with Laws.  The Vendors and the Group are in substantial compliance with all Laws, including, without limitation, any order of any government, governmental, agency or regulatory authority, domestic or foreign.  The Vendors and the Group have complied with all applicable laws requiring student fees, or any part thereof, to be held in trust.  No such funds are currently held in trust by the Vendors or the Group.

(pp)
Copies of Documents.  Complete and correct copies (including all amendments) of all Material Contracts and other documents referred to in this Agreement or any Schedule or required to be disclosed hereby have been delivered to the Purchaser.

(qq)
GST.                  Each of the Vendors is a registrant under the provisions of the Excise Tax Act and the Vendors will provide the Purchaser their GST Registration Numbers and the Purchaser is acquiring the ownership, possession or use under this Agreement of all or substantially all of the property that can reasonably be regarded as being necessary for the Purchaser to be capable of carrying on the purchased Business as a business within the meaning of Section 167 of the said Act.

(rr)
Assumed Liabilities.  Except as contemplated in Schedule 3.1(ll), the Assumed Liabilities have been incurred in the Ordinary Course in dealings with bona fide third parties at market value and have not been incurred to or in respect of any Person who is not at arms length to the Vendors and/or the Covenantors.

The above representations and warranties are true, accurate and correct on the date hereof and shall be materially true, accurate and correct on the Closing Date.

3.2	Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Vendors as follows and acknowledges that, notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Vendors and notwithstanding any information or document provided to the Vendors (unless the applicable representation or warranty is specifically qualified by reference to such document in this Agreement), the Vendors are relying upon the accuracy of each of such representations and warranties in connection with the sale of the Purchased Assets by the Vendors to the Purchaser and the completion of the other transactions contemplated hereunder:

(a)
Corporate Authority and Binding Obligation.  The Purchaser is a corporation duly incorporated and validly subsisting under the Laws of its jurisdiction of incorporation.  The Purchaser has the corporate power and capacity to enter into this Agreement, the Escrow Agreement and all other agreements or instruments contemplated hereby and thereby and to purchase the Purchased Assets from the Vendors in the manner contemplated herein and to perform all of its obligations under this Agreement, the Escrow Agreement and all other agreements or instruments contemplated herein or therein.  The Purchaser and its board of directors has or will have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into, and the execution, delivery and performance of, this Agreement, the Escrow Agreement and all other agreements and instruments contemplated hereby and thereby and the purchase of the Purchased Assets from the Vendors.  This Agreement, the Escrow Agreement and all agreements and instruments contemplated herein and therein constitute legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with the terms hereof and thereof, except as enforcement of may be limited by:

(i)	bankruptcy, insolvency, moratorium, reorganization and other Laws relating to or affecting the enforcement of creditors’ rights generally; and

(ii)	general principles of equity, including that equitable remedies, such as the remedies of specific performance and injunctive relief, may only be granted in the discretion of a court.

(b)
Contractual and Regulatory Approvals.  The Purchaser is not under any obligation, contractual or otherwise, to request or obtain the consent of any person, and no Licenses or Authorizations are required to be obtained by the Purchaser in connection with the execution, delivery or performance by the Purchaser of this Agreement, the Escrow Agreement or any other agreement or instrument contemplated herein or therein or the completion of any of the transactions contemplated herein or therein.

(c)
Compliance with Constating Documents, Agreements and Laws.  The execution, delivery and performance of this Agreement, the Escrow Agreement and each of the other agreements or instruments contemplated or referred to herein or therein by the Purchaser, and the completion of the transactions contemplated hereby and thereby, will not constitute or result in a violation or breach of or default under:

(i)	any term or provision of any of the articles, by-laws or other constating documents of the Purchaser;

(ii)	the terms of any Contract to which the Purchaser is a party or by which it is bound; or

(iii)	any term or provision of any License or Authorization of the Purchaser or any order of any court, governmental authority or regulatory body or any applicable Law.

(d)	GST. The Purchaser is registered under Part IX of the Excise Tax Act (Canada) with registration number 830255212.

The above representations and warranties are true, accurate and correct on the date hereof and shall be materially true, accurate and correct on the Closing Date.

3.3	Survival of Representations and Warranties

All representations and warranties contained in this Agreement, or contained in any document or certificate given pursuant to or contemplated by this Agreement, will survive the Closing of the purchase and sale of the Purchased Assets and completion of any other transactions contemplated herein and remain in full force and effect subject to the following provisions:

(a)	no claim which is based upon or relates to the tax representations and warranties made in Section 3.1(p) may be made or brought after the date which is six (6) years following the Closing Date;

(b)	no claim which is based upon or relates to title to Purchased Assets may be made or brought after the date which is eight (8) years following the Closing Date;

(c)
no claim which is based upon or relates to all other representations or warranties other than those referenced in Section 3.3(a) and 3.3(b) may be made or brought after the date which is eighteen (18) months following the Closing Date; and

(d)	any such claim as aforesaid shall be made in accordance with the provisions set forth in Article 6.

3.4	Minority Partnerships

SLD, 3631 and 522 are partners of three partnerships (the “Minority Partnerships”) which operate under the names:

(a)	Sprott-Shaw College of Business (Surrey) – Minority Partner – 460033 B.C. Ltd.;

(b)	Sprott-Shaw Language Centre – Minority Partner – Nava International Education Inc. (“SSLC”); and

(c)	Sprott-Shaw College of Business (Chilliwack) – Minority Partner – D. Fichter Holdings Ltd. (“Chilliwack”).

The Vendors and Covenantors represent and warrant to the Purchaser that all of the representations and warranties in Section 3.1 apply mutatis mutandis to the interest of the Vendors in the Minority Partnerships, except that the representations and warranties with respect to SSLC are limited to the knowledge of the Vendors and the Covenantors and Chilliwack does not currently have an operating campus. The Vendors represent and warrant to the Purchaser that the Partnership Agreements for the Minority Partnerships and all amendments thereto have been provided to the Purchaser  and that the Purchased Assets include the Vendors’ interest in the Minority Partnerships or the Vendor’s interest in the assets which are used by the Minority Partnerships in relation to and for the Business.  At the election of the Purchaser, provided that the Vendors are capable under the terms of the Minority Partnerships and at law to so assign their interests in such assets used by the Minority Partnerships, and subject to Minority Partners Rights, the Vendors will either transfer such assets to the Purchaser or hold such assets in trust for the Purchaser in accordance with the Trust Agreement.  The Vendors and the Purchaser will work cooperatively with each other and the Minority Partners both before and after Closing to effect the foregoing and continued operations of the businesses of the Minority Partnerships provided that the Vendors shall not be required to incur any cost to do so.  Until the foregoing is completed, the Vendors will hold their interest in the Minority Partnerships in trust for the Purchaser in accordance with the Trust Agreement.

ARTICLE 4

VENDORS’ OBLIGATIONS PRIOR TO CLOSING

4.1	Vendors’ Obligations

(a)
The Vendors shall provide to the Purchaser all financial and other information on the Group and the Vendors attached hereto as Schedule 4.1(a) in order to facilitate joint development of a forecast of performance for the Group for three years commencing September 1, 2007 and ending August 31, 2010 and the Vendors and Dean shall use reasonable commercial efforts to assist the Purchaser to prepare such forecast.

(b)	On or before the date of this Agreement, the Vendors shall provide Purchaser with the Group Statements and the Group Interim Statements.

(c)
The Vendors, its Subsidiaries and the Group shall provide to the Purchaser, on request, such authorizations for completing due diligence inquiries that are deemed appropriate by the Purchaser, acting reasonably.  From the date hereof until the Closing:

(i)
the Vendors shall cause the Group to permit the Purchaser and it representatives access to the Leased Premises and all other facilities of the Vendors and the Group, provided that the Purchaser and/or its representatives shall use reasonable efforts to minimize any disturbance caused by such access; and

(ii)
the Purchaser shall have the right to discuss all financial matters with the accountants for the Vendors, the Vendors and/or the Group relating to activities of the Group and shall further have access to senior management of the Group to discuss key employee agreements and other matters pertinent to this purchase.

(d)
Prior to the Closing Date, the Vendors will use reasonable commercial efforts to assist the Purchaser to obtain the Approvals in form and substance satisfactory to the Purchaser, acting reasonably, provided that the Purchaser uses reasonable commercial efforts in obtaining such Approvals.

(e)
Prior to the Closing Date, the Vendors will use reasonable commercial efforts to assist the Purchaser to obtain consents to this transaction from all landlords and any other Third Parties (excluding Third Parties to the Partnerships) whose consent is required under any Material Contracts in form and substance satisfactory to the Purchaser, acting reasonably, provided that the Purchaser uses reasonable commercial efforts in obtaining such consents.

ARTICLE 5

CLOSING

5.1	Closing

Closing of this transaction shall be completed on the Closing Date or if such day is a statutory holiday or weekend, the next following Business Day.  Subject to the terms and conditions hereof, the transactions contemplated herein shall be closed at the Closing Time at the offices of the Purchaser’s Counsel at 2700 – 700 West Georgia Street, Vancouver, British Columbia, Canada, V7Y 1B8, or at such other place or places or in such other manner as the Parties agree (the “Closing”).

5.2	Delivery of Documents

On the Closing Date, the Vendors shall deliver the following documents, in form and content satisfactory to the Purchaser’s Counsel, acting reasonably:

(a)	a general conveyance for the Purchased Assets (the “General Conveyance”);

(b)	an assignment of trademarks the “Assignment of Trademarks”);

(c)	certified copy of directors resolution of each of the Vendors authorizing this transaction and transfer of the Purchased Assets to the Purchaser;

(d)	certified copy of special resolution of each of the Vendors authorizing this transaction and transfer of the Purchaser Assets to the Purchaser;

(e)	certificate of Vendors and the Covenantors certifying the truth and correctness at the Closing of the representations and warranties of the Vendors and the Covenantors;

(f)
release by Sherri to the Purchaser in respect of any and all obligations of the Purchaser save and except for the Purchaser’s obligations to Sherri herein and in the Non-Competition and Confidentiality Agreement and resignation of all positions which she may hold in the Group;

(g)	an opinion of Vendors’ Counsel in a form and content satisfactory to the Purchaser, acting reasonably;

(h)	an employment agreement with Dean in the form attached hereto as Schedule 5.2(h) signed by Dean (the “Employment Agreement”);

(i)	the Non-Competition and Confidentiality Agreement;

(j)	the Escrow Agreement signed by the Vendors;

(k)	the Trust Agreement signed by the Vendors;

(l)
all of the books and records relating to the operations of the Business including without limitation financial records, employee files, material contracts, suppliers lists, contacts lists for students, faculty and Governmental Agencies and all other documentation in all formats including electronic in the possession or control of the Vendors relating to the operation of the Business but excluding all books and records relating to taxes of the Vendors;

(m)	physical possession of the Leased Premises and keys to the Leased Premises;

(n)	GST Election under Section 167 of the Excise Tax Act executed by each of the Vendors and the elections referred to in Section 5.7 hereof;

(o)
documents in registrable form changing all companies in the Group and/or controlled by the Vendors to a name which does not include “Sprott”, “Shaw”, “Sprott-Shaw” or any variation thereof (which the Vendors shall file with the Registrar of Companies immediately following closing);

(p)	comfort letter from CIBC that CIBC has no claim or financial interest in the Purchased Assets; and

(q)	such other documentation as the Purchaser’s Counsel reasonably requires.

5.3	Preparation of Documents

Documents shall generally be prepared by the Purchaser and submitted to the Vendor for execution in the normal course of transactions of this nature in the Province of British Columbia.

5.4	Deliver to Escrow Agent

On the Closing Date, the Purchaser will deliver to the Vendor’s Counsel and to the Escrow Agent  by solicitor’s trust cheques the amounts referred to in Section 2.3.

5.5	Purchaser’s Obligation to Close

The Purchaser shall not be obligated to complete the purchase and sale of the Purchased Assets pursuant to this Agreement unless, on the Closing Date, each of the following conditions has been satisfied, it being understood that the following conditions are included for the exclusive benefit of the Purchaser and may be waived, in whole or in part, in writing by the Purchaser at any time, and the Vendor agrees with the Purchaser to take all such actions, steps and proceedings as are reasonably within its control as may be necessary to ensure that the following conditions are fulfilled at or before the Closing Date:

(a)	The representations and warranties of the Vendors and the Covenantors in Section 3.1 shall be true and correct in all material respects at the Closing;

(b)
The Vendors shall have performed and complied with all of the terms and conditions in this Agreement on their part to be performed or complied with at or before Closing and shall have executed and delivered or caused to have been executed and delivered to the Purchaser at the Closing all the documents contemplated in Article 5 or elsewhere in this Agreement; and

In case any of the foregoing conditions shall not be satisfied at the Time of Closing, the Purchaser may at its option:

(i)
refuse to complete the transactions contemplated herein by notice to the Vendors and in such event the Purchaser shall be released from all obligations hereunder provided that the Purchaser shall have the right to be indemnified in accordance with Article 6 for all Losses if such refusal is made due to circumstances referred to in Section 5.5(a) or 5.5(b); or

(ii)	complete the transactions contemplated herein provided that the Purchaser should not have waived or be deemed to have waived any rights it may have to be indemnified in accordance with Section 6.1(a).

5.6	Conditions for the Benefit of the Vendors

The sale by the Vendors and the purchase by the Purchaser of the Purchased  Assets is subject to the following conditions, which are for the exclusive benefit of the Vendors and which are to be performed or complied with at or prior to the Time of Closing:

(a)	the representations and warranties of the Purchaser set forth in Section 3.2 will be true and correct in all material respects; and

(b)
the Purchaser will have performed or complied with all of the obligations and covenants and conditions of this Agreement to be performed or complied with by the Purchaser at or  before Closing and shall have executed and delivered or caused to have been executed and delivered to the Vendors at the Closing all documentation and opinions as the Vendors’ Counsel reasonably requires.

5.7	Elections

(a)
Except as may be required under the Excise Tax Act, the Purchaser shall not be obliged to pay GST to the Vendors provided that the Purchaser is registered under the Excise Tax Act and executes and properly files, on a timely basis, the pertinent election with all required Governmental Agencies.

(b)
The Vendors and the Purchaser will execute and file, on a timely basis and using the prescribed form, a joint election under Section 22 of the ITA as to the sale of the accounts receivable of the Vendors to be purchased under this Agreement, and prepare their respective tax returns in a manner consistent with such joint election.  For purposes of such joint election, the elected amount in respect of the accounts receivable will be consistent with the Purchase Price allocation as determined pursuant to Section 2.3 with respect to the accounts receivable.

(c)
The Vendors and the Purchaser will execute and file, on at timely basis and using any prescribed form, a joint election under subsection 20(24) of the ITA as to the assumption of prepaid obligations of the Vendors as determined pursuant to Section 2.3, and prepare their respective tax returns in a manner consistent with such joint election.

5.8	Provincial Sales Tax

Subject to Section 5.7, the Purchaser covenants and agrees to pay all transfer, sales, goods or services, social services or other similar taxes or duties with respect to the sale of the Purchased Assets, including paying to the Minister of Finance of British Columbia provincial sales tax in respect of this purchase within the time period required under the Social Service Tax Act.

5.9	Vendors’ and Dean’s Cooperation Following Closing

The Vendors and Dean covenant and agree to use all reasonable commercial efforts following Closing to assist the Purchaser to:

(a)	to apply for new Approvals and accreditations referred to herein;

(b)	to complete arrangements with the Minority Partners as contemplated in Section 3.4;

(c)	to obtain consent from the Landlords of the Leased Premises to the assignment of the Leases; and

(d)	to obtain all other consents and approvals contemplated herein to transfer the Business to the Purchaser~~;~~,

provided that none of the Vendors nor Dean shall be required to incur any costs to do so and the Purchaser shall indemnify the Vendors and Dean from all Losses related thereto.

ARTICLE 6

INDEMNIFICATION

6.1	Indemnity

(a)
If the Closing shall occur, and subject to the provisions of this Article 6, the Vendors and the Covenantors hereby agree, jointly and severally, to indemnify and save the Purchaser harmless from and against all Losses incurred by the Purchaser as a result of:

(i)
any non-performance or non-fulfillment of any covenant or agreement on the part of the Vendors contained in this Agreement or in any document executed pursuant to, or contemplated by, this Agreement in order to carry out the transactions contemplated hereby; and

(ii)
any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Vendors contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby except that the Vendors shall not be required to indemnify or save harmless the Purchaser in respect of any such failure unless the Purchaser shall have provided notice thereof to the Vendors in accordance with Section 6.2 on or prior to the expiration of the survival period for that representation and warranty set out in Section 3.3.

(b)
If the Closing shall occur, and subject to the provisions of this Article 6, the Purchaser hereby agrees, jointly and severally, to indemnify and save the Vendors harmless from and against all Losses incurred by the Vendors as a result of:

(i)
any non-performance or non-fulfillment of any covenant or agreement on the part of the Purchaser contained in this Agreement or in any document executed pursuant to, or contemplated by, this Agreement in order to carry out the transactions contemplated hereby;

(ii)	any claim made against the Vendors, the Group or any Person forming part of the Group, by any Employee or Contractor;

(iii)
any non performance or non fulfillment of any covenant or agreement on the part of the Purchaser contained in the Trust Agreement or in any document executed pursuant to, or contemplated by, the Trust Agreement;

(iv)	the Minority Partners Rights; and

(v)
any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Purchaser contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby except that the Purchaser shall not be required to indemnify or save harmless the Vendors in respect of any such failure unless the Vendors shall have provided notice thereof to the Purchaser in accordance with Section 6.2 on or prior to the expiration of the survival period for that representation and warranty set out in Section 3.3.

(c)
The Vendors shall not be required to indemnify the Purchaser, and neither the Purchaser shall be entitled to recover from the Vendors, any amount for any claims described in Section 6.1(a) until and unless the amount which the Purchaser and the Guarantor are entitled to recover in respect of the Losses exceeds, in the aggregate, an amount equal to $100,000 (the “Deductible”), but if in excess of such amount, then for the entire amount of such Losses without deduction.

(d)
The maximum aggregate amount recoverable by the Purchaser, in respect of all Losses incurred by the Purchaser against Sherri and SLD together shall be an amount equal to 25% of the portion of the Purchase Price received by SLD under this Agreement and in no event shall Sherri or SLD, either individually or together, be liable for any Losses in excess of such amount.

(e)
The maximum aggregate amount recoverable by the Purchaser, in respect of all Losses incurred by the Purchaser against Dean and 3631 together shall be an amount equal to 50% of the portion of the Purchase Price received by 3631 under this Agreement and in no event shall Dean or 3631, either individually or together, be liable for any Losses in excess of such amount.

6.2	Procedures Relating to Indemnity Claims

The following procedures shall apply to claims for indemnification under this Article 6:

(a)
In the event that a Party shall incur or suffer any Losses (or shall reasonably anticipate that it shall suffer any Losses), in respect of which indemnification may be sought by such Party (an “Indemnified Party”) pursuant to the provisions of this Article 6 from the other Party (each, an “Indemnifying Party”), the Indemnified Party shall promptly submit to the Indemnifying Party an Indemnification Notice stating the nature and basis of such claim including, to the extent it is then known, a description in reasonable detail of the facts giving rise to the claim for indemnification hereunder and (if known) the amount or the method of computation of the amount of such claim, and a reference to the provisions of this Agreement upon which such claim is based; provided, however, that the failure of the Indemnified Party to give the Indemnification Notice promptly shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party, except to the extent that the Indemnifying Party is prejudiced thereby.  In the case of Losses arising by reason of any third party claim, the Indemnification Notice shall be given within 14 days after receipt by the Indemnified Party of the filing or other written assertion of any such claim against the Indemnified Party, but the failure of the Indemnified Party to give the Indemnification Notice within such time period shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party, except to the extent that the Indemnifying Party is prejudiced thereby.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within seven calendar days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third party claim.

(b)	The Indemnified Party shall provide to the Indemnifying Party on request all reasonable information and documentation in the Indemnified Party’s possession:

(i)	that is not privileged and is reasonably necessary; and

(ii)	that is critical (whether or not privileged),

(iii)
in each case, to support and verify any Losses which the Indemnified Party believes give rise to a claim for indemnification hereunder and shall give the Indemnifying Party reasonable access to all books, records and personnel in the possession or under the control of the Indemnified Party which would have bearing on such claim.

(c)	In the case of third party claims with respect to which an Indemnification Notice is given, the Indemnifying Party shall have the option, at its own expense:

(i)	to conduct any proceedings or negotiations in connection therewith;

(ii)	to take all other steps to settle or defend any such claim; and

(iii)	to employ counsel of the Indemnifying Party’s choosing and approved by the Indemnified Party, acting reasonably, to contest any such claim in the name of the Indemnified Party or otherwise.

(d)
The Indemnifying Party may not compromise or settle any claim without the Indemnified Party’s prior written consent, which may not be unreasonably withheld or delayed.  Should the Indemnifying Party provide written notice of its desire to settle any third party claim but the Indemnified Party does not provide written consent within a reasonable period of time, the Indemnified Party shall be responsible for any incremental costs and expenses incurred beyond the proposed settlement amount.  The Indemnified Party shall be entitled to participate at its own expense and by its own counsel in any proceedings relating to any third party claim and the Indemnified Party shall be entitled to participate with counsel of its own choice at the expense of the Indemnifying Party if, on the written advice of legal counsel, representation of both Parties by the same counsel presents a conflict of interest or is otherwise inappropriate under applicable standards of professional conduct, provided that in no event shall the Indemnifying Party be responsible for the expense of more than one set of such counsel in all events.  The Indemnifying Party shall, within 20 days of receipt of the Indemnification Notice, notify the Indemnified Party of its intention to assume the defense of any such claim.  Until the Indemnified Party has received notice of the Indemnifying Party’s intention to defend any such claim, the Indemnified Party shall take reasonable steps to defend (but may not settle) such claim.

(e)
If the Indemnifying Party shall decline to assume the defense of any claim, or shall fail to notify the Indemnified Party within 20 days after receipt of the Indemnification Notice of the Indemnifying Party’s election to defend such claim or fails to diligently defend such claim after electing to assume conduct, the Indemnified Party, at its discretion, may assume carriage of the settlement or of any legal, administrative or other proceedings relating to the third party claim and may defend or settle the third party claim on such terms as the Indemnified Party, acting in good faith, considers advisable and any Loss suffered by the Indemnified Party in the settlement of such third party claim or the conduct of any legal, administrative or other proceedings shall be added to the amount of the indemnity claim.

(f)
If a claim relates to an alleged liability of the Vendors and/or Group to any other Person including without limitation any governmental or regulatory body or any taxing authority, which is of a nature such that the Vendors and/or Group are required by Law to make a payment to a third party before the relevant procedure for challenging the existence or quantum of the alleged liability can be implemented or completed, then the Purchaser or the Vendors and/or Group may, notwithstanding the provisions of paragraphs (a), (b), (c), (d)(b) and (e) of this Section 6.2, make such payment and forthwith demand reimbursement for such payment from the Vendors in accordance with this Agreement; provided that, if the alleged third party claim, as finally determined upon completion of settlement negotiations or related legal proceedings, is less than the amount which is paid by the Vendors in respect of the related claim, then the Vendors and/or Group or the Purchaser, as the case may be, shall, forthwith following such final determination, pay to the Vendors the amount by which the amount of the liability as finally determined is less than the amount which was so paid by the Vendors.

6.3	Right to Contest

Nothing in this Article 6 shall be construed as a limitation on the Indemnifying Party’s right to contest in good faith whether the Indemnified Party is entitled to indemnification pursuant to this Article 6 with respect to a particular claim.

6.4	Exclusive Remedy

Save and except for a Party’s right, if any, to claim equitable relief before a court of competent jurisdiction other than for a breach of representation or warranty contained in Section 3.1 of this Agreement, from and after the completion of the sale and purchase of the Purchased Assets herein contemplated, the rights of indemnity set forth in this Agreement  are the sole and exclusive remedies of each Party in respect of any inaccuracy or misrepresentation in any representation or warranty, or breach of covenant or other obligation by another Party under this Agreement.

6.5	Calculation and Adjustments

(a)	Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Party shall be calculated after giving effect to:

(i)	any insurance proceeds received by or otherwise payable to the Indemnified Party (or any of its Affiliates) with respect to such Losses (collectively, “Insurance Benefits”); and

(ii)	any recoveries obtained by the Indemnified Party (or any of its Affiliates) from any party other than the Indemnifying Party.

(b)
The Purchaser agrees to maintain the insurance coverage that a prudent operator of a business similar to the Business would maintain following Closing.  Each Indemnified Party shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries.  If any such proceeds, benefits or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Party’s payment).

Any amounts payable under this Article 6 (other than interest) shall be treated as an adjustment to the Purchase Price.

6.6	Subrogation

Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights of the Indemnified Party (and its Affiliates) against any third party in respect of the Losses to which such payment relates.  Such Indemnified Party (and its Affiliates) and Indemnifying Party shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

6.7	Mitigation

The Indemnified Party shall use commercially reasonable efforts to mitigate any Losses in respect of which indemnification under this Agreement or any other document or agreement contemplated hereby may be sought.

6.8	Limitations on Indemnity

(a)	In no event shall the Vendors or the Covenantors be required to indemnify the Purchaser, and the Vendors and the Covenantors shall not have any liability to the Purchaser:

(i)	for any Loss or matter to the extent resulting from a change in Laws that becomes effective after the Closing Date; or

(ii)	for any Loss or matter to the extent arising from any material change in the accounting policies or practices of the Vendors or the Group after the Closing.

(b)
Notwithstanding anything contained herein to the contrary, neither the Vendors nor the Covenantors shall have any liability for a breach of or inaccuracy in any representation or warranty if the Purchaser had knowledge, at or before the Time of Closing, of the facts as a result of which such representation or warranty was materially breached or materially inaccurate.

ARTICLE 7

ARBITRATION

7.1	Reasonable Commercial Efforts to Settle Disputes.

If any controversy, dispute, claim, question or difference (a “Dispute”) arises with respect to this Agreement or its performance, enforcement, breach, termination or validity, the Parties shall use all reasonable commercial efforts to settle the Dispute.  To this end, they shall consult and negotiate with each other in good faith and understanding of their mutual interests to reach a just and equitable solution satisfactory to all Parties.

7.2	Arbitration.

Except as is expressly provided in this Agreement, if the Parties do not reach a solution pursuant to Section 7.1 within a period of 15 Business Days following the first notice of the Dispute by any Party to the others, then upon written notice by any Party to the others, the Dispute shall be finally settled by arbitration in accordance with the provisions of the Commercial Arbitration Act (British Columbia) (the “CAA”), as amended or replaced based upon the following:

(a)
the arbitration tribunal shall consist of one arbitrator appointed by mutual agreement of the Parties, or in the event of failure to agree within 10 Business Days following delivery of the written notice to arbitrate, any Party may apply to a judge of the Supreme Court of British Columbia to appoint an arbitrator.  The arbitrator shall be qualified by education and training to pass upon the particular matter to be decided;

(b)	the arbitrator shall be instructed that time is of the essence in the arbitration proceeding and, in any event, the arbitration award must be made within 30 days of the appointment of the arbitrator;

(c)
after written notice is given to refer any Dispute to arbitration, the Parties will meet within 15 Business Days of delivery of the notice to arbitrate and will negotiate in good faith to agree upon the rules and procedures for the arbitration, in an effort to expedite the process and otherwise ensure that the process is appropriate given the nature of the Dispute and the values at risk, failing which, the rules and procedures for the arbitration shall be determined by the arbitrator;

(d)	the arbitration shall take place in Vancouver, British Columbia;

(e)
except as otherwise provided in this Agreement or otherwise decided by the arbitrator, the fees and other costs associated with the arbitrator shall be shared equally by the Purchaser on the one hand and the Vendors on the other hand and each Party shall be responsible for its own costs;

(f)
the arbitration award shall be given in writing shall provide reasons for the decision, and shall be final and binding on the Parties, not subject to any appeal except under Section 31 of the CAA, and shall deal with the question of costs of arbitration and all related matters;

(g)	judgment upon any award may be entered in any Court having jurisdiction or application may be made to the Court for a judicial recognition of the award or an order of enforcement, as the case may be;

(h)
all Disputes referred to arbitration (including without limitation the scope of the agreement to arbitrate, any statute of limitations, conflict of laws rules, tort claims and interest claims) shall be governed by the substantive Law of British Columbia and the federal laws of Canada applicable therein; and

(i)
the Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) shall not be disclosed beyond the arbitrator, the Parties, their counsel and any person necessary to the conduct of the proceeding, except as may lawfully be required in judicial proceedings relating to the arbitration or otherwise.

ARTICLE 8

GENERAL PROVISIONS

8.1	Public Disclosure

Except as may be required by Law, no public disclosure of the transactions or terms contemplated hereby will be made by any Party hereto without the prior consent of the others.

8.2	Further Assurances

Each of the Vendors and the Purchaser hereby covenants and agrees that at any time and from time to time after the Closing Date it will, at its expense and upon the request of the other, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required for the better carrying out and performance of all the terms of this Agreement.

8.3	Remedies Cumulative

The rights and remedies of the parties under this Agreement are cumulative and in addition and without prejudice to and not in substitution for any rights or remedies provided by Law.  Any single or partial exercise by any party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such party may be lawfully entitled for the same default or breach.

8.4	Notices

(a)
Any notice, designation, communication, request, demand or other document, required or permitted to be given or sent or delivered hereunder to any party hereto shall be in writing and shall be sufficiently given or sent or delivered if it is:

(i)	delivered personally to such party or to an officer or director of such party;

(ii)	sent to the party entitled to receive it by registered mail, postage prepaid, mailed in Canada; or

(iii)	if to the Purchaser, Purchaser’s Counsel or Vendors’ Counsel sent by facsimile.

(b)	Notices shall be sent to the following addresses or facsimile numbers:

(i)	To the Purchaser or CIBT:

                       1200 - 777 West Broadway

Vancouver British Columbia, V5Z 4J7

                        Attention:  Mr. Toby Chu

Facsimile: (604) 871-9919

                        with a copy to:

                        Alexander Holburn Beaudin & Lang LLP

P.O. Box 10057, Pacific Centre

Suite 2700, 700 West Georgia Street

Vancouver, British Columbia, V7Y 1B8

                        Attention:  Mr. Ray Schachter

Facsimile: (604) 669-7642

(ii)	To the Vendors or the Covenantors:

                        757 Capital Court

Port Coquitlam, British Columbia, V3C 6E4

                        Facsimile: (604) 944-4016

                        with a copy to:

                        McCarthy Tétrault LLP

Barristers and Solicitors

PO Box 10424, Suite 1300

777 Dunsmuir Street

Vancouver, British Columbia, V7Y 1K2

                        Attention:  Mr. Ted Koffman

Facsimile: (604) 622-5707

or to such other address or facsimile number as the party entitled to or receiving such notice, designation, communication, request, demand or other document shall, by a notice given in accordance with this Section, have communicated to the party giving or sending or delivering such notice, designation, communication, request, demand or other document.

(c)	Any notice, designation, communication, request, demand or other document given or sent or delivered as aforesaid shall:

(i)	if delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery;

(ii)
if sent by mail as aforesaid, be deemed to have been given, sent, delivered and received on the fourth Business Day following the date of mailing, unless at any time between the date of mailing and the fourth Business Day thereafter there is a discontinuance or interruption of regular postal service, whether due to strike or lockout or work slowdown, affecting postal service at the point of dispatch or delivery or any intermediate point, in which case the same shall be deemed to have been given, sent, delivered and received in the ordinary course of the mails, allowing for such discontinuance or interruption of regular postal service; and

(iii)	if sent by facsimile, be deemed to have been given, sent, delivered and received on the Business Day following the date the sender receives the confirmation of transmission.

8.5	Counterparts

This Agreement may be executed in several counterparts and by facsimile, each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.  The transmission by facsimile of a copy of the execution page hereof reflecting the execution of this Agreement by any Party hereto shall be effective as to evidence that Party’s intention to be bound by this Agreement and that Party’s agreement to the terms and provisions and conditions hereof, all without the necessity of having to produce an original copy of such execution page.

8.6	Legal and Other Professional Fees

Each of the Parties shall be responsible for all expenses, including their respective legal, accounting, broker and other professional fees, in connection with the transactions contemplated hereby.

8.7	Assignment

The rights of the Vendors hereunder shall not be assignable without the prior written consent of the Purchaser.  The rights of the Purchaser hereunder shall not be assignable without the prior written consent of the Vendors.

8.8	Personal Data

In respect of any Personal Data, the Purchaser covenants and acknowledges:

(a)	prior to the Closing, to use the Personal Data solely for purposes relating to the transactions contemplated by this Agreement; and

(b)
to the extent required by applicable Laws, any Person whose Personal Data has been disclosed to the Purchaser will be notified by the Purchaser that the transactions contemplated by this Agreement have taken place and that such Personal Data was disclosed to the Purchaser as a consequent of such transactions.

8.9	Successors and Assigns

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and permitted assigns.  Nothing herein, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.10	Entire Agreement

This Agreement, including the Schedules, Escrow Agreement and the Non-Competition and Confidentiality Agreements constitute the entire agreement between the parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof, including, without limitation, the Letter of Intent, as amended or extended to the date hereof.  There are no warranties, conditions or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement.  No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement thereto, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact.  Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

8.11	Waiver

Any party hereto which is entitled to the benefits of this Agreement may, and has the right to, waive any term or condition hereof at any time on or prior to the Closing Time; provided however, that such waiver shall be evidenced by written instrument duly executed and delivered on behalf of such party.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

8.12	Amendments

No modification or amendment to this Agreement may be made unless agreed to by the parties hereto in writing.

8.13	Survival

Except as otherwise specified in this Agreement, each party hereby agrees that all provisions of this Agreement shall not merge on, and shall survive, the execution and delivery of this Agreement and the completion of the transactions contemplated hereby.

8.14	Guarantee by CIBT

CIBT unconditionally and irrevocably guarantees to the Vendors, as an absolute and continuing guarantee, the due and prompt performance and observance by the Purchaser at the times and in the manner set out in this Agreement of all of the covenants, conditions, agreements, obligations, stipulations and provisos in this Agreement, the Employment Agreement and the Trust Agreement on the part of the Purchaser to be performed or observed.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

SPROTT-SHAW DEGREE COLLEGE CORP.

Per: ______________________________
Name:
Title:

S.L.D. ENTERPRISES INC.

Per: ______________________________
Name:
Title:

3631 INVESTMENTS LTD.

Per: ______________________________
Name:
Title:

CCS – THE CAREER COACHING CENTRE INC.

Per: ______________________________
Name:
Title:

0522645 B.C. LTD.

Per: ______________________________
Name:
Title:

55

1138569v1

Witness to the signature of

DEAN DUPERRON

Witness to the signature of

SHERRI DUPERRON

CIBT EDUCATION GROUP INC.

Per: ______________________

Name:

Title:

56

1138569v1

SCHEDULES

Attached are the schedules (the “Schedules”) to the Asset Purchase Agreement between Sprott-Shaw Degree College Corp., S.L.D. Enterprises Inc., 3631 Investments Ltd., 0522645 B.C. Ltd., CCS – The Career Coaching Centre Inc., Dean Duperron, Sherri Duperron and CIBT Education Group Inc.  dated December 17, 2007 (the “Agreement”).

The disclosures contained in the Schedules are not to be taken as an admission that any of the matters are called for disclosure within the terms of the Agreement.

For the sake of convenience and reference only, in certain instances the Schedules contain cross references to other Schedules.

SCHEDULE 1.1(dd)

ESCROW AGREEMENT

See attached.

SCHEDULE 1.1(fff)

MAE COURSES

See attached Sprott-Shaw course calendar 2007

SCHEDULE 1.1(ggg)
MAE DEGREES

Bachelor of Business Administration (Human Resource Management and Marketing).

SCHEDULE 1.1(mmm)

NEGATIVE WORKING CAPITAL CALCULATION

See attached example calculation, which is based on the numbers as of August 31, 2007.

SCHEDULE 1.1(qqq)
PARTNERSHIPS

Partnership Agreements

1.	Partnership Agreement (Calgary) dated August 1, 2003

2.	Partnership Agreement (Burnaby) dated August 19, 2004

3.	Partnership Agreement (Courtenay) dated April 1, 2002, as amended August 28, 2004

4.	Partnership Agreement (Chilliwack) dated September 8, 1992, as amended August 28, 2004 and August 25, 2005, respectively

5.	Partnership Agreement (Delta) dated July 1, 2002, as amended August 28, 2004

6.	Partnership Agreement (Duncan) dated September 1, 2002, as amended August 28, 2004

7.	Partnership Agreement (East Vancouver) dated May 1, 2001, as amended August 24, 2004 and August 25, 2005, respectively

8.	Partnership Interest Purchase Agreement (East Vancouver) dated September 18, 2007

9.	Partnership Agreement (Kamloops) dated September 1, 2001, as amended August 28, 2004

10.	Partnership Agreement (Kelowna) dated September 1, 2002, as amended August 28, 2004

11.	Partnership Agreement (Langley) dated October 1, 2001, as amended August 28, 2004

12.	Partnership Agreement (Language Centre) dated July 6, 2004, as amended August 28, 2004 and August 25, 2005, respectively

13.	Partnership Agreement (Maple Ridge) dated July 1, 2002, as amended August 28, 2004

14.	Partnership Agreement (Nanaimo) dated September 1, 2002, as amended August 28, 2004

15.	Partnership Agreement (New Westminster) dated December 1, 1993, as amended August 28, 2004

16.	Partnership Agreement (Penticton) dated September 1, 2002, as amended August 28, 2004

17.	Partnership Agreement (Prince George) dated August 1, 2002, as amended August 28, 2004

18.	Partnership Agreement (Saanich) dated June 1, 2002, as amended August 28, 2004

19.	Partnership Agreement (Surrey) dated January 1, 1994, as amended August 28, 2004 and August 25, 2005, respectively

20.	Partnership Agreement (Vancouver) dated September 30, 1991, as amended August 28, 2004

21.	Partnership Agreement (Vernon) dated October 1, 2001, as amended August 28, 2004

22.	Partnership Agreement (Victoria) dated July 15, 1996, as amended August 28, 2004

23.	Partnership Agreement (Cranbrook) dated December 1, 2004

24.	Partnership Agreement (Pitman Vancouver) dated December 1, 2004

25.	Partnership Agreement (Edmonton) dated May 1, 2005

26.	Partnership Agreement (Pitman Victoria) dated August 15, 2005

SCHEDULE 1.1(ttt)
PCTIA COURSES

See attached.

SCHEDULE 1.1(uuu)
PERMITTED ENCUMBRANCES

(a)
Encumbrances arising in the Ordinary Course or by operation of law or other Encumbrances arising under sales contracts with title retention provisions or equipment leases with third parties entered into the Ordinary Course.

(b)	The Minority Partners Rights.

(c)	Registrations made by CIBC against the assets of the Vendors and the Group in the British Columbia personal property registry and the equivalent thereof in Alberta.

SCHEDULE 1.1(yyy)
PURCHASED ASSETS

All assets used in connection with the Business including without limitation:

(a)	accounts receivable;

(b)	inventories;

(c)	prepaid expenses;

(d)	material contracts;

(e)	IP Assets;

(f)	deposits;

(g)	property and equipment, including property and equipment included under capital leases; and

(h)	goodwill of the Business including without limitation the goodwill associated with all licenses, approvals and accreditations referred to in this Agreement,

but excluding all cash and cash equivalents, insurance policies, the Retiring Partners Settlement Agreements listed in Schedule 3.1(ee) and mortgage contemplated therein and all shares of First Place Services Ltd. and Repay Financial Management Inc. (provided that the Vendors and Covenantors hereby represent and warrant to the Purchaser that the aforesaid companies do not own any assets which are in relation to the Business).

SCHEDULE 1.1(ffff)
TRUST AGREEMENT

See attached.

SCHEDULE 2.6
NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

The consideration attributable to the Non-Competition and Confidentiality Agreement is $1,000.

SCHEDULE 3.1(g)

PARTNERSHIPS OR JOINT VENTURES

27.	Discussions have been held with Stephen Murgatroyd and Charles McCaffray about giving them a minority interest in the future business venture involving Middlesex University listed in Schedule 3.1(o).

28.	See Schedule 1.1(qqq)

29.	See Schedule 3.1(aa).

SCHEDULE 3.1(h)(i)

JURISDICTIONS AND LICENCES

30.	The Group carries on business in British Columbia and Alberta.

31.	2007 Business Licenses for the following:

(a) Sprott-Shaw Community College (Abbotsford)
(b) Sprott-Shaw Community College (Surrey)
(c) Sprott-Shaw Community College (Victoria)
(d) Sprott-Shaw Community College (Prince George);
(e) Sprott-Shaw Community College (Vancouver);
(f) Sprott-Shaw Community College (District of North Cowichan);
(g) Sprott-Shaw Community College (Maple Ridge);
(h) Sprott-Shaw Community College (Kelowna);
(i) Sprott-Shaw Community College (Burnaby);
(j) Sprott-Shaw International Language College (Vancouver);
(k) Sprott-Shaw International Language College (Victoria);
(l) Sprott-Shaw International Language College (Kamloops);
(m) Sprott-Shaw Community College (Kamloops);
(n) Sprott-Shaw Community College (New Westminster);
(o) Sprott-Shaw Community College (Nanaimo);
(p) Sprott-Shaw Community College (Vernon);
(q) Sprott-Shaw Community College (East Vancouver);
(r) Sprott-Shaw Community College (Courtenay);
(s) Sprott-Shaw Community College (Penticton);
(t) Sprott-Shaw Community College (Port Coquitlam); and
(u) Sprott-Shaw Community College (Calgary).

32.	Alberta Advanced Education License – Sprott-Shaw College of Business Ltd. o/a Sprott-Shaw Community College.

33.	Approval granted by the Ministry of Children and Family Development for the certain campuses to offer a basic early childhood education training program.

34.	College of Licensed Practical Nurses of British Columbia recognition for the Generic Practical Nurse program for certain campuses.

35.	MAE Accreditation, PCTIA Accreditation and accreditation in Alberta, all of which expire in the Ordinary Course.

SCHEDULE 3.1(i)

CONSENTS

36.	Certain of the Contracts listed in the Schedules, including leases listed in Schedule 3.1(t), require consent to assignment.

37.	The Purchaser will need to obtain Licenses comparable to the Approvals and the existing approval in Alberta.

38.	Consent from CIBC to the sale of the Purchased Assets.

39.	Consents of the Minority Partners.

SCHEDULE 3.1(o)
ABSENCE OF CERTAIN CHANGES OR EVENTS

40.	Memorandum of Intent between Middlesex University and the Group dated November 15, 2007.

41.	Locations were closed in Chilliwack, Langley and Edmonton.

42.	The Group has transferred or is transferring to Dean or a Person designated by him the beneficial interest of a life insurance policy on Dean’s life.

43.	There was a change in the Blue Cross benefit package included in Schedule 3.1(jj).

44.	The entering into of this Agreement and matters in connection with the sale contemplated herein.

45.	Partnership Interest Purchase Agreement (East Vancouver) dated September 18, 2007.

46.	See Schedule 1.1(qqq).

47.	See Schedule 3.1(h)(i).

48.	See Schedule 3.1(t).

49.	See Schedule 1.1(mmm).

SCHEDULE 3.1(p)

COMMITMENTS FOR CAPITAL EXPENDITURES

Tenant Improvements – Vancouver Campus	$50,000
Tenant Improvements – other campuses	$55,000
Computer – New Equipment	$40,000
Campus Repairs and upgrades (chairs, tables, etc.)	$25,000
Total Investment:	$170,000

Note: Due to closure of several campuses, the warehouse is stocked with equipment that can be utilized by Sprott-Shaw Community College campuses as needed.

SCHEDULE 3.1(q)
TAX MATTERS

Pitman Community College Ltd. has not filed any corporate tax returns as it was previously thought to be a partnership.  It is inactive and no taxes should be owing on filing.

0522645 B.C. Ltd. needs to amend its 2005 tax return.  The amendment will not cause any taxes payable as it will decrease taxable income or cause a loss.

SCHEDULE 3.1(r)

LITIGATION

50.	See attached.

51.	See Schedule 3.1(q).

52.	Demand letter regarding termination of Irene Vallis.

53.	Grijalva v. Guiang & Grijalva v. ICBC.

54.	Canada Revenue Agency has initiated audits against SLD and 522.

SCHEDULE 3.1(s)

ENVIRONMENTAL MATTERS

A phase I environmental report was done on the office building that the Group’s head office is at, a copy of which has been provided to the Purchaser.

SCHEDULE 3.1(t)

LEASED PREMISES

55.	Lease Amending Agreement between Sprott-Shaw College of Business Ltd. and 624656 BC Ltd. dated September 18, 2007.

56.	Lease between Sprott-Shaw Community College and Dunsmuir & Hornby Ltd. dated March 2, 2007.

57.	Modification and Renewal of Lease Agreement between Sprott-Shaw Business College Ltd. and IWA Canada, Local 1-3567 Society dated February 22, 2007.

58.	Lease between Sprott-Shaw College of Business Ltd. dba Sprott Shaw College and 676617 B.C. Ltd. dated February 1, 2006.

59.	Lease between Sprott-Shaw College of Business Ltd. and Vern-View Developments Ltd. dated October 25, 2006.

60.	Lease between Sprott-Shaw College of Business Ltd. and M-119 Holdings Ltd. dated August 17, 2006.

61.	Lease between Sprott-Shaw College of Business Ltd. and 573019 B.C. Limited dated June 26, 2006.

62.
Assignment and Modification of Lease and Landlord’s Consent between 3631 Investments Ltd., School District No. 43 (Coquitlam), Westlo Financial Corp. and D. Fichter Holdings Ltd. and S.L.D. Enterprises Ltd. and Canadian College Credit Inc. dated June 6, 2007.

63.	Indenture between Sprott-Shaw College of Business Ltd. and 0739843 Ltd. dated March 13, 2007.

64.	Lease between Sprott-Shaw College of Business Ltd. and Market Square Investments Ltd. dated October 11, 2007.

65.	Lease between Sprott-Shaw College of Business Ltd. and Boardwalk Equities (B.C.) Inc. dated June 15, 2005.

66.	Lease between Sprott-Shaw Business College Ltd. and Anthem Heritage Hill Ltd. dated September 30, 2004.

67.	Lease Agreement between Sprott-Shaw Colege of Business Ltd. and 505918 B.C. Ltd. and Westland Properties Ltd. and 3631 Investments Ltd. dated September 30, 2004.

68.	Lease between Sprott-Shaw College of Business Ltd. and 505918 B.C. Ltd. and Terry Burak dated September 8, 2006.

69.	Indenture between Sprott-Shaw Business College Ltd. and Andres Construction Ltd. dated August 6, 2004.

70.	Lease between Head Office Holdings Ltd. and Sprott-Shaw College of Business Ltd. dated December 1, 2004.

71.	Lease Amending Agreement between Sprott-Shaw College of Business Ltd. and Sun Life Assurance Company of Canada dated August 26, 2003.

72.	Lease between Sprott-Shaw College Ltd. and Fernco Development Ltd., Lenco Development and Norco Development Ltd. carrying on business as Noort Investments dated February 21, 2003.

73.	Lease between Sprott-Shaw College of Business Ltd. and K&L Holdings Co. Ltd. dated June 27, 2007.

74.	Indenture between Sprott-Shaw College of Business Ltd. and Vanac Development Corp. and Madison Development Corporation dated September 6, 2001.

75.
Lease between Sprott-Shaw College Ltd. and Yenik Enterprises Ltd., acting as Agent’s for George Yen & Associates Ltd., Robco Enterprises Ltd., Yen Hoy Enterprises Ltd., James Lee, Lily Lee and Book Wing Yip dated January 2000.

76.	Lease between Sprott-Shaw College of Business Ltd. and 150275 Canada Inc. dated May 26, 1999.

77.	Lease between Sprott-Shaw Business College Ltd. and Bucci Investment Corporation dated May 2, 2002.

78.	Commercial Sublease Agreement between Sprott-Shaw Community College and Rocky Cross Construction (Calgary) Limited dated July 12, 2007.

79.	The Group has abandoned the property governed by the lease for the Chilliwack location.

80.	Lease between 0522645 B.C. Ltd. and 421099 B.C. Ltd. dated November 15, 2007.

81.	Lease between Sprott-Shaw College of Business Ltd. and Novak Bros. Contracting Ltd. dated November, 2005.

82.	Lease between CCS – The Career Coaching Centre Inc. and Boardwalk Equities (B.C.) Inc.

SCHEDULE 3.1(w)

LEASE OF PERSONAL PROPERTY

1.	Photocopies in the Ordinary Course.

2.	Signs in the Ordinary Course.

SCHEDULE 3.1(x)

INTELLECTUAL PROPERTY

SEE ATTACHED

Other IP Assets:

1.           Domain Names

Domain Name	Registrant	Registrar	Expiry Date
SPROTT-SHAW.MOBI	[]	Tucows Inc.	Oct. 12, 2008
SSILC.COM	0522645	Network Solutions, LLC	Aug. 24, 2014
SPROTTSHAW.MOBI	[]	Tucows Inc.	Oct. 12, 2008
SPROTTSHAW.CA	[]	Tucows.com Co.	Sep. 14, 2011
SPROTT-SHAW.COM	0522645	Network Solutions, LLC	Aug. 13, 2013
SPROTTSHAW.ORG	0522645	Network Solutions, LLC	Jan. 11, 2013
SPROTT-SHAW.NET	0522645	Network Solutions, LLC	Jan. 11, 2013
SSILC.NET	0522645	Network Solutions, LLC	Aug. 24, 2014
SSILC.ORG	0522645	Network Solutions, LLC	Aug. 24, 2014
SSILC.INFO	0522645	Network Solutions	Aug. 24, 2014
SPROTTSHAW.COM	0522645	Network Solutions, LLC	Sept. 25, 2013
SPROTTSHAW.NET	0522645	Network Solutions, LLC	Jan. 11, 2013
SPROTT-SHAW.ORG	0522645	Network Solutions, LLC	Jan. 11, 2013
[NOTE: list of additional domain names is being compiled]

2.           Software

Software program for managing student registrations that was developed in-house.

3.           Course Materials

Various course materials that have been developed by or for the Targets or the Target Subsidiaries.

PART II (Licensed IP):

Course materials licensed from Dr. Nancy Cochrane pursuant to a License Agreement dated April 21, 2004.

Licenses to Third Parties:

Course materials are implicitly licensed to students for the purposes of attending and completing courses.

Claims:

Claims by Dr. Nancy Cochrane, settled pursuant to Mutual Release dated April 21, 2004 and License Agreement dated April 21, 2004.

Infringement of Owned IP:

Terrence Thomas Reginald Hackett may have been conducting business under the name “SPROTT SHAW COLLEGE”.

4.           Additional Domain Names

Domain Name	Registrant	Registrar	Expiry Date
CALGARYFILMSCHOOL.COM	0522645
SPROTT-SHAWSEX.COM	0522645
SPROTTSHAWCOLLEGE.COM	0522645
SPROTTSHAWCOLLEGE.NET	0522645
SPROTTSHAWCOLLEGE.ORG	0522645
SPROTTSHAWCOLLEGESEX.COM	0522645
SPROTTSHAWFOUNDATION.COM	0522645
SPROTTSHAWSEX.COM	0522645
TCCCENTRE.COM	0522645
THECAREERCOACHINGCENTRE.COM	0522645
SPROTTSHAWCOLLEGE.CA
PITMANCOLLEGE.COM		Think Profits
SPROTT-SHAW.CA
ASSISTED-LIVING.CA
ASSISTEDLIVINGTRAINING.CA
ASSISTED-LIVING-TRAINING.CA
BCINSTITUTEOFTECHNOLOGY.CA
BUSINESSADMINISTRATION.CA
BUSINESS-ADMINISTRATION.CA
BUSINESSCOURSE.CA
BUSINESS-COURSE.CA
BUSINESSMANAGEMENT.CA
BUSINESS-MANAGEMENT.CA
BUSINESSMANAGEMENTCOURSE.CA
BUSINESS-MANAGEMENT-COURSE.CA
CANADACOLLEGES.CA
CANADA-COLLEGES.CA
CAPILANO-COLLEGE.CA
CAREERCOLLEGE.CA
CAREER-COLLEGE.CA
CENTURY-COLLEGE.CA
CLINICALPHARMACYTECHNICIAN.CA
CLINICAL-PHARMACY-TECHNICIAN.CA
COLLEGE-CANADA.CA
COLLEGESCANADA.CA
COMMUNITYCOLLEGEVANCOUVER.CA
COMMUNITYSUPPORTWORKER.CA
COMMUNITYSUPPORTWORKERTRAINING.CA
COMPU-COLLEGE.CA
COQUITLAM-COLLEGE.CA
DORSET-COLLEGE.CA
ECOMMERCECOURSE.CA
ECOMMERCE-COURSE.CA
GRANTMACEWAN.CA
GRANTMACEWANCOLLEGE.CA
HIGHSCHOOLGRADS.CA
HIGH-SCHOOL-GRADS.CA
HOMECAREAIDE.CA
HOME-CARE-AIDE.CA
HOSPITALITYANDTOURISM.CA
HOSPITALITY-AND-TOURISM.CA
HOSPITALITYTOURISMTRAINING.CA
HOSPITALITY-TOURISM-TRAINING.CA
IHATESPROTTSHAW.CA
INSTITUTEOFTECHNOLOGY.CA
INTERNATIONALTRADECOURSE.CA
INTERNATIONAL-TRADE-COURSE.CA
INTERNATIONALTRADETRAINING.CA
INTERNETMARKETINGCOURSE.CA
INTERNET-MARKETING-COURSE.CA
INTERNETMARKETINGPROGRAM.CA
INTERNET-MARKETING-PROGRAM.CA
JOB-TRAINING.CA
LEGALADMINISTRATION.CA
LEGAL-ADMINISTRATION.CA
LEGALSECRETARY.CA
LEGAL-SECRETARY.CA
LEGALSECRETARYCOURSE.CA
LEGAL-SECRETARY-COURSE.CA
MARKETING-AND-ECOMMERCE.CA
MARKETINGCOURSE.CA
MARKETING-COURSE.CA
MARKETINGPROGRAM.CA
MARKETING-PROGRAM.CA
MASSAGESPATHERAPY.CA
MASSAGE-SPA-THERAPY.CA
MEDICALOFFICEASSISTANT.CA
MEDICAL-OFFICE-ASSISTANT.CA
MEDICALOFFICETRAINING.CA
MEDICAL-OFFICE-TRAINING.CA
NIGHT-SCHOOL.CA
NURSINGCOURSE.CA
PERSONAL-CARE.CA
PERSONALCAREAIDE.CA
PERSONAL-CARE-AIDE.CA
PERSONALCAREATTENDANT.CA
PERSONAL-CARE-ATTENDANT.CA
PHARMACYTECHNICIAN.CA
PHARMACY-TECHNICIAN.CA
PHARMACYTECHNICIANCERTIFICATION.CA
PHARMACY-TECHNICIAN-CERTIFICATION.CA
PHARMACYTECHNICIANSCHOOL.CA
PHARMACY-TECHNICIAN-SCHOOL.CA
PHARMACYTECHNICIANTRAINING.CA
PHARMACY-TECHNICIAN-TRAINING.CA
PRACTICALNURSING.CA
PRACTICAL-NURSING.CA
PRACTICALNURSINGPROGRAM.CA
PRACTICAL-NURSING-PROGRAM.CA
PRACTICALNURSINGSCHOOL.CA
PRACTICAL-NURSING-SCHOOL.CA
PRACTICALNURSINGTRAINING.CA
PRACTICAL-NURSING-TRAINING.CA
RE-TRAIN.CA
SALESTRAININGCOURSE.CA
SALES-TRAINING-COURSE.CA
SIMON-FRASER.CA
SIMON-FRASER-UNIVERSITY.CA
SOCIALSERVICEJOB.CA
SOCIAL-SERVICE-JOB.CA
SOCIALSERVICEWORKER.CA
SOCIAL-SERVICE-WORKER.CA
SPATHERAPY.CA
SPA-THERAPY.CA
SPATHERAPYTRAINING.CA
SPROTTSHAWCOMMUNITYCOLLEGE.CA
SPROTTSHAWISARIPOFF.CA
SPROTTSHAWSTINKS.CA
SPROTTSHAWSUCKS.CA
TOURISMANDHOSPITALITY.CA
TOURISM-AND-HOSPITALITY.CA
TOURISMANDHOSPITALITYTRAINING.CA
TOURISM-TRAINING.CA
TRAVELTOURISMCOURSE.CA
TRAVEL-TOURISM-COURSE.CA
UNIVERSITYOFPHEONIX.CA
VANCOUVER-COLLEGE.CA

SCHEDULE 3.1(z)

GUARANTEES

83.	Contracts with CIBC.

84.	See Schedule 3.1(t).

85.	See Schedule 3.1(ee).

86.	Letters of credit with respect to courses in Alberta, MAE Courses and MAE Degree.

87.	See attached.

SCHEDULE 3.1(aa)

LICENSES, AGENCY, DISTRIBUTION AND ROYALTY AGREEMENTS

88.	License Agreement between Sprott-Shaw College of Business Ltd. and Success Solutions Career Training School dated October 23, 2006.

89.	License Agreement between Sprott-Shaw Community College and Canedex Management Inc. dated March 3, 2006.

90.	License Agreement made on August 8, 2005 between Forum for International Trust Training (FITT) Inc. and the Group.

91.	License Agreement between Sprott-Shaw Community College and ONKAR Care Giver Training Institute Inc. dated August 5, 2005.

92.	License Agreement between Sprott-Shaw Community College and The Jordanian Canadian College dated August 30, 2004.

93.	License Agreement between Dr. Nancy Cochrane and the Group dated April 21, 2004 and a related Mutual Release.

94.	License Agreement between Sprott-Shaw Community College and ONKAR Care Giver Training Institute Inc. dated December 1, 2004.

95.	There are third partners in the following Partnerships:

(a) Sprott-Shaw College of Business (Chilliwack);
(b) Sprott-Shaw College of Business (Surrey); and
(c) Sprott Shaw Language Centre.

96.	Agency Contracts in the Ordinary Course.

SCHEDULE 3.1(bb)
EDUCATIONAL ACCREDITATIONS AND APPROVALS

97.	PPSEC Accreditation Certificates for the following:

(a)	Sprott-Shaw Community College (Prince George);
(b)	Sprott-Shaw Community College (Vancouver);
(c)	Sprott-Shaw Community College (Duncan);
(d)	Sprott-Shaw Community College (Maple Ridge);
(e)	Sprott-Shaw Community College (Surrey);
(f)	Sprott-Shaw Community College (Kelowna);
(g)	Sprott-Shaw Community College (Port Coquitlam);
(h)	Sprott-Shaw Community College (Abbotsford);
(i)	Sprott-Shaw Community College (Burnaby);
(j)	Sprott-Shaw Community College (Victoria);
(k)	Sprott-Shaw Community College (Kamloops);
(l)	Sprott-Shaw Community College (New Westminster);
(m)	Sprott-Shaw Community College (Nanaimo);
(n)	Sprott-Shaw Community College (Vernon);
(o)	Sprott-Shaw Community College (East Vancouver);
(p)	Sprott-Shaw Community College (Courtenay); and
(q)	Sprott-Shaw Community College (Penticton).

98.	The Group has received two fines from PCTIA over the last year.

99.	PCTIA registration certificates for the following:

(a)	Sprott-Shaw International Language College (Vancouver);

(b)	Sprott-Shaw International Language College (Victoria);

(c)	Sprott-Shaw International Language College (Kamloops).

SCHEDULE
SCHEDULE 3.1(dd)
STUDENT LOANS

See attached.

SCHEDULE 3.1(ee)
OUTSTANDING AGREEMENTS

100.	Education Funding Agreement between Sprott-Shaw Community College and Fraser Health Authority dated September 25, 2007.

101.	Retiring Partners Agreement Settlement Terms dated April 1, 2006, which is not being assigned to the Purchaser.

102.	Contribution Agreement between Sprott-Shaw Community College Ltd. and Industry Training Authority dated April 24, 2007.

103.
Contract between Sprott-Shaw Community College and Her Majesty the Queen in Right of the Province of British Columbia, represented by the Minister of Alberta Employment, Immigration and Industry dated February 26, 2007.

104.
Community Assistance Program Services Agreement between Sprott-Shaw Community College and Her Majesty the Queen in Right of the Province of British Columbia, represented by the Minister of Employment and Income Assistance undated (“Vancouver”).

105.
Community Assistance Program Services Agreement between Sprott-Shaw Community College and Her Majesty the Queen in Right of the Province of British Columbia, represented by the Minister of Employment and Income Assistance dated September 21, 2006 (“Vancouver Island).

106.	Consulting/Professional Service Agreement between Sprott-Shaw and Vancouver Island Health Authority dated September 24, 2007.

107.	Agreement for the Exchange of Repayment Information between the Government of Canada and Sprott-Shaw Community College.

108.	Memorandum of Understanding between Sprott-Shaw Community College and Xi’an Fanyi University (China) dated May 16, 2006.

109.	Academic Partnership Agreement with the Educational Institute American Hotel and Motel Association.

110.	Agreement between Human Resources and Skills Development and The Career Coaching Centre dated August 1, 2007.

111.	Memorandum of Intent between Middlesex University and Sprott-Shaw Community College.

112.	City University and Sprott-Shaw Community College effective Fall 2004/05.

113.	The Industry Training Authority Contribution Agreement for Training Services dated for reference April 24, 2007 with Industry Training Authority.

114.	The Evaluation Agreement dated effective October 5, 2007 with Dell Computer Corporation.

115.	The Agreement with IBM Canada Limited .

116.	The Campus Subscription Enrollment Agreement with Microsoft Licensing, GP.

117.	Other Material Contracts listed in the Schedules.

SCHEDULE 3.1(gg)

EMPLOYEES AND CONTRACTORS

This Schedule of Employees reflects the employees and the details of their employment for the pay period ending November 30, 2007 and there are no alterations or additions to this Schedule to Closing except in the Ordinary Course.

SCHEDULE 3.1(hh)
EMPLOYEE AND CONTRACTOR AGREEMENTS

118.	The Group enters into employment contracts with employees in the Ordinary Course.

119.	Director’s Revenue Quota and Incentive Assignment with Bruce Wilbee effective November 24, 2007 to August 31, 2008.

120.	Business Plan and Regional Incentive Assignment Plan with John Predyk effective September 1, 2007 to August 31, 2008.

121.	Business Plan and Regional Incentive Assignment Plan with Margaret Harvie effective September 1, 2007 to August 31, 2008.

122.	Business Plan and Regional Incentive Assignment Plan with Russ Kada effective September 1, 2007 to August 31, 2008.

123.	Director’s Revenue Quota and Incentive Assignment with Scot Sorenson effective September 1, 2007 to August 31, 2008.

124.	Director’s Revenue Quota and Incentive Assignment with Dianne Girard effective September 1, 2007 to August 31, 2008.

125.	Director’s Revenue Quota and Incentive Assignment with Kelly Ewaski effective September 1, 2007 to August 31, 2008.

126.	Director’s Revenue Quota and Incentive Assignment with Rick Pasin effective September 1, 2007 to August 31, 2008.

127.	Director’s Revenue Quota and Incentive Assignment with Anne Wilkes effective September 1, 2007 to August 31, 2008.

128.	Director’s Revenue Quota and Incentive Assignment with Robert Ragiste effective September 1, 2007 to August 31, 2008.

129.	Director’s Revenue Quota and Incentive Assignment with Cindy Stevens effective September 1, 2007 to August 31, 2008.

130.	Director’s Revenue Quota and Incentive Assignment with Ken Monroe effective September 1, 2007 to August 31, 2008.

131.	Director’s Revenue Quota and Incentive Assignment with Norbert Ruimy effective September 1, 2007 to August 31, 2008.

132.	Director’s Revenue Quota and Incentive Assignment with Sandra Bogardis effective September 1, 2007 to August 31, 2008.

133.	Director’s Revenue Quota and Incentive Assignment with Delores Fichter effective September 1, 2007 to August 31, 2008.

134.	Director’s Revenue Quota and Incentive Assignment with Karen Isenor effective September 1, 2007 to August 31, 2008.

135.	Director’s Revenue Quota and Incentive Assignment with Philip Hannis effective September 1, 2007 to August 31, 2008.

136.	Director’s Revenue Quota and Incentive Assignment with Doug Beveridge.

137.	Agreement with Cal Purcell dated August 29, 2007.

138.	Agreement with Victor Tesan dated January 17, 2006.

139.	The group offers an Incentive Plan including an annual retreat called Club. The typical cost is less than $50,000 Canadian per year.

SCHEDULE 3.1(ii)
LABOUR MATTERS AND EMPLOYMENT STANDARDS

See attached.

SCHEDULE 3.1(jj)
EMPLOYEE PLANS

140.	Material for this Schedule was e-mailed by the Vendors’ Counsel to the Purchaser’s Counsel on December 5, 2007.

141.	Dean’s mother receives a pension from the Group in the amount of $1,000 per month.

142.	See Schedule 3.1(hh).

SCHEDULE 3.1(kk)
INSURANCE

Name of Insurer	Type of Insurance	Expiry Date
Lombard General Insurance Company of Canada	Property, Business Income Coverage, Commercial General Liability, Non-Owned Auto, Crime and Additional Coverages	March 6, 2008
Blue Cross	Employee Benefit Plans	July 1, 2007 (reissue date)
RBC Insurance	Group Insurance Plan	Unknown
Unum Provident	Disability Insurance Plan	Unknown

See attached.

SCHEDULE 3.1(ll)

NON-ARM’S LENGTH MATTERS

143.	See attached.

144.	Lease from Head Office Holdings Ltd.

145.	Pension to Dean’s mother listed in Schedule 3.1(jj).

SCHEDULE 4.1(a)
FORECAST

Nil.

SCHEDULE 5.2(h)

EMPLOYMENT AGREEMENT WITH DEAN

See attached.